Exhibit 10.4
WATERWAY PLAZA ONE OFFICE LEASE

Between

NNN WATERWAY PLAZA, LLC, NNN WATERWAY PLAZA 1, LLC, NNN WATERWAY PLAZA 2, LLC, NNN WATERWAY PLAZA 3, LLC, NNN WATERWAY PLAZA 4, LLC, NNN WATERWAY PLAZA 5, LLC, NNN WATERWAY PLAZA 6, LLC, NNN WATERWAY PLAZA 7, LLC, NNN WATERWAY PLAZA 8, LLC, NNN WATERWAY PLAZA 9, LLC, NNN WATERWAY PLAZA 10, LLC, NNN WATERWAY PLAZA 11, LLC, NNN WATERWAY PLAZA 12, LLC, NNN WATERWAY PLAZA 13, LLC, NNN WATERWAY PLAZA 14, LLC, NNN WATERWAY PLAZA 15, LLC, NNN WATERWAY PLAZA 16, LLC, NNN WATERWAY PLAZA 17, LLC, NNN WATERWAY PLAZA 19, LLC, NNN WATERWAY PLAZA 20, LLC, NNN WATERWAY PLAZA 21, LLC, NNN WATERWAY PLAZA 23, LLC, NNN WATERWAY PLAZA 24, LLC, NNN WATERWAY PLAZA 25, LLC, NNN WATERWAY PLAZA 28, LLC, NNN WATERWAY PLAZA 29, LLC, NNN WATERWAY PLAZA 30, LLC, NNN WATERWAY PLAZA 31, LLC, AND NNN WATERWAY PLAZA 32, LLC, EACH ONE A DELAWARE LIMITED LIABILITY COMPANY

(“Landlord”)

and

TEXOGA TECHNOLOGIES CORPORATION,

A TEXAS CORPORATION

AND

SAFE RENEWABLES CORPORATION, A TEXAS CORPORATION

(collectively, “Tenant”)

EXHIBITS & RIDERS:
EXHIBIT “A”	LEGAL DESCRIPTION OF THE PROJECT
EXHIBIT “A-1”	LEGAL DESCRIPTION OF THE OFFICE COMPLEX
EXHIBIT “B”	FLOOR PLAN OF PREMISES
EXHIBIT “C”	INTENTIONALLY DELETED
EXHIBIT “D”	CERTIFICATE OF ACCEPTANCE OF PREMISES
EXHIBIT “E”	RULES AND REGULATIONS
EXHIBIT “F-1”	LIABILITY INSURANCE CERTIFICATE
EXHIBIT “F-2”	PROPERTY INSURANCE CERTIFICATE
SCHEDULE 1
EXHIBIT “G”	JANITORIAL SPECIFICATIONS
RIDER NO. 1	OPTION TO EXTEND

WATERWAY PLAZA ONE

OFFICE LEASE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the Landlord named below leases to the Tenant named below, and Tenant leases from Landlord, the Premises described below pursuant to this Office Lease (this “Lease”) entered into effective as of the Date of Lease specified below:

1.           BUSINESS POINTS.  The key business terms used in this Lease are defined as follows:

(a)           “Date of Lease”(for reference purposes only):  January 16, 2007

(b)           “Landlord”:  NNN Waterway Plaza, LLC, NNN Waterway Plaza 1, LLC, NNN Waterway Plaza 2, LLC, NNN Waterway Plaza 3, LLC, NNN Waterway Plaza 4, LLC, NNN Waterway Plaza 5, LLC, NNN Waterway Plaza 6, LLC, NNN Waterway Plaza 7, LLC, NNN Waterway Plaza 8, LLC, NNN Waterway Plaza 9, LLC, NNN Waterway Plaza 10, LLC, NNN Waterway Plaza 11, LLC, NNN Waterway Plaza 12, LLC, NNN Waterway Plaza 13, LLC, NNN Waterway Plaza 14, LLC, NNN Waterway Plaza 15, LLC, NNN Waterway Plaza 16, LLC, NNN Waterway Plaza 17, LLC, NNN Waterway Plaza 19, LLC, NNN Waterway Plaza 20, LLC, NNN Waterway Plaza 21, LLC, NNN Waterway Plaza 23, LLC, NNN Waterway Plaza 24, LLC, NNN Waterway Plaza 25, LLC, NNN Waterway Plaza 28, LLC, NNN Waterway Plaza 29, LLC, NNN Waterway Plaza 30, LLC, NNN Waterway Plaza 31, LLC, and NNN Waterway Plaza 32, LLC, each one a Delaware limited liability company (collectively, “Landlord”) acting by and through Triple Net Properties Realty, Inc. (“Agent” for Landlord)

(c)           “Tenant”:  Collectively, Texoga Technologies Corporation, a Texas corporation, and Safe Renewables Corporation, a Texas corporation.

(d)           “Building”:  Office building commonly known as “Waterway Plaza One”; Street Address: 10003 Woodloch Forest Drive, The Woodlands, Texas 77380; RSF of the Building:  223,516

RSF = Rentable Square Feet (pursuant to Paragraph 3(a))

(e)           “Premises”:  900, on the 9th floor of the Building, as shown on the floor plan attached as Exhibit “B”.  RSF of the Premises:  16,384.

(f)           “Term”:     Ten (10) years

(g)           “Commencement Date”:      March 1, 2007.

(h)           “Base Rent”:

Period (in months)	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
1 -12	$31.50	$516,096	$43,008.00
13-24	$32.00	$524,288	$43,690.67
25-36	$33.00	$540,672	$45,056.00
37-48	$33.50	$548,864	$45,738.67
49-60	$34.00	$557,056	$46,421.33
61-72	$34.50	$565,248	$47,104.00
73-84	$35.00	$573,440	$47,786.67
85-96	$35.50	$581,632	$48,469.33
97-108	$36.00	$589,824	$49,152.00
109-120	$36.50	$598,016	$49,834.67

(i)           “Option to Extend”:  See Rider No. 1 attached hereto and incorporated herein.

(j)           “Security Deposit”:  A Letter of Credit in the amount of $855,804.16 as more fully defined in Section 6(c) hereof.

(k)           “Expense Stop”:  The amount, expressed as a dollar figure per RSF of the Building, of Operating Expenses (as defined in Paragraph 7(b)) for calendar year 2007.

(l)           “Parking Permits”:  Landlord agrees to make available to Tenant unreserved parking spaces for automobiles in the parking facilities (“Parking Facilities“) now or hereafter placed, constructed, or erected on the Office Complex (as defined herein) in a number equal to three and one-half (3.5) unreserved parking spaces (the “Parking Spaces”) per 1,000 rentable square feet in the Premises from time to time.  Tenant may upgrade up to sixteen (16) of the unreserved parking spaces to reserved and shall pay Landlord’s quoted monthly contract rate (currently $50 per reserved space) for each reserved parking space made available to Tenant (a total of up to one (1) Parking Space per 1,000 rentable square feet may be a reserved space) reserved space up, plus any taxes thereon (the “Parking Fee“); provided that the Parking Fee for each of Tenant’s unreserved parking spaces shall be waived during the initial Term.

(m)           “Permitted Use”:  General office, and related office uses, and for no other purpose, subject to Paragraph 9(a).

(n)           Addresses:  10003 Woodloch Forest Drive, The Woodlands, Texas.

LANDLORD’S ADDRESSES FOR NOTICE: NNN Waterway Plaza, LLC c/o Triple Net Properties 1551 North Tustin Avenue, Suite200 Santa Ana, California 92705 Attn: Legal Department	TENANT’S ADDRESS FOR NOTICE: Texoga Technologies Corporation 10003 Woodloch Forest Drive, Suite 900 The Woodlands, Texas 77831 Attn: Mr. Steve McGuire, CEO
With a copy to: Triple Net Properties, LLC 2330 Miramonte Circle East, Suite F Palm Springs, CA 92264 Attn: Rick Burnett

Safe Renewables Corporation
1003 Woodloch Forest Drive, Suite 900
The Woodlands, Texas 77380
Attn:  Richard DeGarmo

With a copy to:
Palermo Barr CREA
10200 Grogan's Mill Rd., Suite 550
The Woodlands, Texas 77380
Attn:  Kevin A. Barr

LANDLORD’S ADDRESS FOR PAYMENTS: NNN Waterway Plaza, LLC c/o Triple Net Properties PO Box 676144 Dallas, TX 75267-6144

(o)           Additional Definitions:  In addition to the key business terms defined above, an index of the other defined terms used in the text of this Lease is set forth below, with a cross-reference to the paragraph in this Lease in which the definition of such term can be found:
ABS	9	Landlord’s Contribution	18
ADA	2	Landlord’s Mortgagee	23
Alterations	12	Landlord’s Reletting Expenses	19
Applicable Law	2	Landlord’s Rental Damages	20
Beneficiary	15	Office Complex	2
Building Standard	2	Operating Expenses	4
Certificates	17	Parking Facilities	2
Claims	15	Parking Fee	2
Collateral	20	Permitted Use	10
Commencement Date	3	Prime Rate	20
Common Areas	3	Project	2
Contamination	24	Project Systems	5
Control	13	Provider	10
Default Rate	19	Punchlist Items	3
Defend	15	Real Estate Taxes	5
EOE	4	Rent	3
Event of Default	18	Restrictive Covenants	25
Excess Operating Expenses	4	Review Period	6
Expiration Date	3	RSF	2
Fair Rental Value	20	Rules and Regulations	10
Fiscal Year	4	Service Areas	3
Hazardous Material	24	Service Interruption	9
Hold Over	22	State	2
Holidays	8	Tenant Parties	15
HVAC	7	Tenant’s Contribution	18
Indemnify	15	Tenant’s FF&E	17
Insurable Injuries	15	Tenant’s Insurable Injuries	15
ISO	15	Transfer	13
Land	2	Waive	15
Landlord Parties	15

2.           INTERPRETING THIS LEASE.

(a)           Usage of Certain Words.  Bold italicized print in quotations marks, e.g., “Transfer”, indicates definition of a term.  A defined term includes all grammatical variations which are also shown with initial capital letters.  For example, the defined word “Transfer” includes “Transferee”, “Transferring”, “Transferred”, etc., as grammatically appropriate in the text.  Cross-references to other provisions of this Lease are in bold print following the word “Paragraph”.  The word “including” shall not be construed restrictively to limit or exclude other items not listed.  Unless the context otherwise requires, the singular includes the plural and the plural the singular, and the masculine, feminine and neuter genders are interchangeable.  Unless otherwise specified as a business day, a “day” means a calendar day.

(b)           Building Standard.  “Building Standard“ means the type, brand, quantity or quality of materials, equipment, services, insurance coverages, methods, scheduling and usages Landlord designates or determines from time to time to be standard for the Building or the Project.

(c)           Applicable Law.  “Applicable Law“ means all laws, statutes, ordinances, court rulings, regulations, guidelines, public or private restrictions and requirements now or hereafter adopted by any governmental or other authority, board of fire underwriters, utility company, property association, declarant or similar body, affecting the Project or this Lease, including Title III of The Americans with Disabilities Act of 1990, the Accessibility Guidelines for Buildings and Facilities and any other law pertaining to disabilities and architectural barriers (collectively, “ADA“) and the regulations, guidelines, restrictions or requirements of The Woodlands Commercial Owners Association, Inc. and The Woodlands Town Center Owner’s Association.  The validity, performance and enforcement of this Lease are governed by the Applicable Law of the state of Texas (“State“).  All obligations under this Lease are performable in Montgomery County, which shall be venue for all legal actions.

(d)           Entire Agreement.  This Lease contains the parties’ entire agreement regarding the subject matter hereof.  There are no representations or warranties between the parties not contained in this Lease.  No amendment of this Lease shall be effective unless in writing and duly signed by the party against whom enforcement is sought.  Any invalidated provision of this Lease shall be severed from, and shall not impair the validity of, this Lease.  The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.

3.           UNDERSTANDING THE PROJECT.

(a)           Project and Rentable Area.  The “Project“ consists of the tract of land described on Exhibit ”A” (the “Land“), the Building and all appurtenant parking facilities on the Land, landscaping, fixtures, Common Areas, service buildings and related improvements now or hereafter constructed thereon or on land acquired by Landlord (or its affiliates) and added to the Project from time to time.  The “Office Complex“ consists of the Project, together with the adjacent land described on Exhibit ”A-1” and the office building and other improvements located thereon and all appurtenant parking facilities on such land, landscaping, fixtures, common areas, service buildings and related such improvements now or hereafter constructed thereon or on land acquired by Landlord (or its affiliates) and added to the Office Complex from time to time.  The “RSF“ is the then-current square footage of rentable area of a given space calculated using Building Standard methods of measurement, which is currently BOMA.

(b)           Common Areas and Service Areas.  Landlord grants Tenant a non-exclusive right to use the Common Areas during the Term for their intended purposes, in common with others and subject to the provisions of this Lease.  “Common Areas“ are all present and future areas, facilities and equipment in the Project designated by Landlord for the common use of the occupants of the Building and their respective customers, employees and invitees, including walkways, and driveways, lobbies, landscaped areas, loading areas, public corridors, public restrooms, stairs and elevators, and drinking fountains.  “Service Areas“ are all present and future areas, facilities and equipment serving the Project which are not generally accessible to Tenant or other occupants of the Building, including mechanical, telecommunications, electrical and similar rooms, roof, risers and HVAC equipment areas.

4.           TERM.  The Term shall commence on the date set forth in Paragraph 1(g) of this Lease (the “Commencement Date“), and shall end on the last day of the calendar month in the month in which the Term set forth in Paragraph 1(f) would otherwise expire (the “Expiration Date“).  Landlord shall not be liable or responsible for Claims made or incurred by Tenant due to any delay in tendering the Premises.  If the Term is extended, the Expiration Date shall be the last day of the calendar month in which the extended Term would otherwise expire.  If the Lease is terminated prior to the Expiration Date, the effective date of termination shall become the Expiration Date, except for purposes of Paragraph 17.

Notwithstanding the foregoing, Tenant may have access to and may occupy the Premises commencing on January 15, 2007, provided that Tenant shall deliver to Landlord evidence that the insurance required under Section 14(b) of this Lease has been obtained, and such entry shall be subject to all of the terms and conditions of the Lease, except that Tenant shall not be required to pay Base Rent with respect to the period of time prior to the Commencement Date during which Tenant occupies the Premises.

5.           PREPARING THE PREMISES.

(a)           Condition.  Tenant agrees to accept the Premises “as-is” and hereby acknowledges that Landlord has not undertaken to perform any alteration or improvement to the Premises.

(b)           Acceptance.  By taking possession of the Premises, and to the fullest extent permitted by Paragraph 13(f), Tenant Waives (i) any Claims due to defects in the Premises and/or the Project except (A) minor finish adjustments in work performed by Landlord (“Punchlist Items“) specified in reasonable detail by Tenant contemporaneously with taking possession, and (B) latent defects in Landlord’s work of which Tenant notifies Landlord within 180 days after taking possession; and (ii) all express and implied warranties of suitability, habitability and fitness for any particular purpose.  Except to the extent otherwise expressly provided in this Lease, Tenant Waives the right to terminate this Lease due to Punchlist Items or the condition of the Premises, the Building or the Project.  Tenant shall, within 15 days after Landlord’s request, execute and deliver a Certificate of Acceptance of the Premises substantially in the form attached as Exhibit ”D”.

6.           RENT AND SECURITY DEPOSIT.

(a)           Definition.  The term “Rent“ includes Base Rent, Tenant’s Share (as defined below) of Excess Operating Expenses and any and all other sums payable by Tenant under this Lease.  All Rent (plus any applicable taxes thereon) shall be payable to Landlord at the Address for Payments set forth above, or to such other place or entity as may from time to time be designated in writing by Landlord, in lawful money of the United States of America.  Tenant shall pay Landlord monthly installments of Base Rent and Excess Operating Expenses in advance on or before the first day of each calendar month during the Term, without deduction, setoff or prior request for payment.  Rent for any partial month shall be prorated on a daily basis based on a 365-day calendar year.  Tenant may make Rent payments by electronic transfer in accordance with Landlord’s instructions.

(b)           Base Rent.  Beginning on the Commencement Date, Tenant shall pay Landlord the Base Rent.  Concurrently with its execution of this Lease, Tenant shall pay Landlord prepaid rent equal to the aggregate Base Rent payable through the end of the first full calendar month of the Term.

(c)           Security Deposit.  As additional security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, Tenant shall deliver to Landlord concurrently herewith an unconditional, irrevocable letter of credit (the "Letter of Credit"), it being expressly understood that such Letter of Credit shall not be considered an advance payment of Rent or a measure of Tenant’s liability for damages in case of default by Tenant.  The Letter of Credit shall:  (a) be in the amount of $855,804.16;  (b) be in form and substance satisfactory to Landlord and Tenant; (c) name Landlord as its beneficiary; (d) be drawn on an FDIC insured financial institution satisfactory to the Landlord; (e) expressly allow Landlord to draw upon it the amount of default in the event that the Tenant is in default under the Lease by delivering to the issuer of the Letter of Credit a sworn written affidavit that Tenant is in default under the terms of the Lease and Landlord is entitled to draw thereunder the amount set forth in the draw request pursuant to the terms of this Lease; (f) expressly state that it will be honored by the issuer without inquiry into the accuracy of any such notice or statement made by Landlord; (g) expressly permit multiple or partial draws up to the stated amount of the Letter of Credit; (h) expressly provide that it is transferable to any successor of Landlord; and (i) expire no earlier than 30 days following the end of the 120th calendar month following the Commencement Date, or provide that it can be drawn in full if it is not replaced at least 10 days prior to its expiry date by an identical (except for a later expiry date) letter of credit.  Provided Tenant is not in default under this Lease and no late payments of rent occur during the year in question, following the end of the 36th calendar month after the Commencement Date, and annually thereafter through the 96th calendar month after the Commencement Date, Tenant may replace and substitute the Letter of Credit with another Letter of Credit that reduces annually in a proportionate amount over years four through eight of the Lease Term, reducing to an amount at the end of the eighth Lease Year to the sum of two months Base Rent at the rate in effect during the eighth year of the Term.

7.           EXCESS OPERATING EXPENSES.

(a)           Calculation.  During the Term, Tenant shall pay Landlord Tenant’s Share of the amount (prorated for any partial Fiscal Year) by which Operating Expenses for each Fiscal Year exceed the Expense Stop multiplied by the RSF of the Building (“Excess Operating Expenses“ or “EOE“).  As used herein, the term “Fiscal Year“ shall mean Landlord’s fiscal year for accounting purposes which currently is the 12-month period beginning January 1 and ending December 31.  Landlord shall have the right to change the Fiscal Year, from time to time, and, in such event, Landlord shall notify Tenant in writing of such change.  Tenant’s Share is equal to the RSF of the Premises divided by the RSF of the Building.  Operating Expenses are computed on an accrual basis in accordance with sound accounting principles consistently applied.  If the Building is less than one-hundred percent 100% occupied or Building Standard services are not provided to the entire Building during any Fiscal Year, all Operating Expenses which vary directly with occupancy shall be “grossed-up” by Landlord as if the Building had been fully occupied and Building Standard services had been provided to the entire Building during such Fiscal Year.  Tenant acknowledges that the Project is part of a multi-use complex comprised of the Office Complex, the Parking Facilities and that the Project will enjoy shared benefits with other owners, tenants, occupants or invitees of such multi-use complex.  The Project will bear an allocation of Operating Expenses attributable to the Office Complex and the Parking Facilities in accordance with Schedule 1.

(b)           Operating Expenses.  “Operating Expenses“ are all costs and expenditures of every kind incurred by Landlord in connection with the ownership, operation, maintenance, management (inclusive of the management fee charged to the Project in the amount of six percent (6%) of gross rents), repair and security of the Project (and, to the extent set forth in Schedule 1, of the Office Complex), including Landlord’s personal property used in connection with the Project and including all costs and expenditures within the following expense categories, except to the extent excluded in subsection “e” below:

(i)           Operation, maintenance, repair and replacements, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and security systems (collectively, “Project Systems“); materials and supplies (such as light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; and related service agreements and rental expenses.

(ii)           Administrative and management fees, including accounting, information and professional services (except for negotiations and disputes with specific tenants not affecting other parties); management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management.

(iii)           Janitorial service; window cleaning; waste disposal; gas, water and sewer charges (including add-ons); and landscaping, including all applicable tools and supplies.

(iv)           Property, liability and other insurance coverages carried by Landlord, including deductibles and an allocation of a portion of the cost of blanket insurance policies maintained by Landlord and/or its affiliates.

(v)           Real estate taxes, assessments, business taxes, franchise or margin taxes, excises, association dues (including annual assessments of The Woodlands Commercial Owners Association, Inc. and The Woodlands Town Center Owner’s Association), fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, operation or possession, or substituted, in whole or in part, for a tax previously in existence by any taxing authority, or paid as rent under any ground lease (collectively, “Real Estate Taxes“).  Real Estate Taxes do not include Landlord’s income or estate taxes (except to the extent such excluded taxes are assessed in lieu of taxes included above).

(vi)           Compliance with Applicable Law, including license, permit and inspection fees; and all expenses and fees, including attorneys’ fees and court costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord’s costs).  Goods and services purchased from Landlord’s subsidiaries and affiliates to the extent the cost of same is generally consistent with rates charged by unaffiliated third parties for similar goods and services (except no such limitation shall apply in emergencies).

(vii)           Amortization of capital expenditures incurred: (A) to conform with Applicable Law; (B) to provide or maintain Building Standards, including replacement (as opposed to additions or new improvements) of items located in the Common Areas and other facilities used in connection with the Building, or involving the exterior of the Building, including the roof and structural elements; or (C) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems.  Each such expenditure shall be depreciated or amortized uniformly over a reasonable period of time determined by Landlord, together with interest on the undepreciated or unamortized balance at the Prime Rate plus 2%.

(viii)           The costs incurred by Landlord for all (A) electrical services used in the operation, maintenance and use of the Project; (B) sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Project, and (C) other costs of providing electrical services to the Project.

(c)           Estimated Monthly Payments.  During each Fiscal Year of the Term, Tenant shall pay Landlord, in advance concurrently with each monthly payment of Base Rent, 1/12th of Landlord’s goodfaith estimate of the EOE to be payable by Tenant for such calendar year.  Within 120 days following the completion of each Fiscal Year, or as soon thereafter as practical, Landlord shall furnish Tenant a statement of actual Operating Expenses for the preceding Fiscal Year.  Provided no uncured Event of Default then exists hereunder (and no condition exists which, with the passage of time or giving of notice, would become an Event of Default), Landlord shall promptly refund any overpayment to Tenant for the prior Fiscal Year (or, at Landlord’s option, apply such amount against Rent due or to become due hereunder).  Likewise, Tenant shall, within 30 days of Landlord’s invoice, pay Landlord any underpayment for the prior Fiscal Year.  The foregoing obligations shall survive the Expiration Date.  Landlord may alter its billing procedures at any time, including adjusting estimated EOE based on actual or expected increases in Operating Expenses.  In no event shall Base Rent be reduced if Operating Expenses per RSF for any Fiscal Year are less than the Expense Stop.

(d)           Right to Audit.  Tenant shall have the right for a period of 30 days after Landlord delivers to Tenant the statement of Landlord’s Actual Operating Expenses for the previous Fiscal Year (the “Review Period“) to cause a certified public accounting firm of recognized national standing to audit and/or inspect that portion of Landlord’s books and records pertaining only to the Actual Operating Expenses for such preceding calendar year; provided (i) such audit and/or inspection commences within 30 days after Landlord makes such books and records available to Tenant’s auditor and thereafter proceeds reasonably to conclusion, (ii) such audit and/or inspection does not unreasonably interfere with the conduct of Landlord’s business, (iii) both Tenant and the accounting firm conducting the audit and/or inspection executes a confidentiality agreement for the benefit of Landlord, in the form reasonably requested by Landlord, prior to the commencement of the audit or inspection, (iv) such audit is not conducted for a contingent fee, and (v) the firm’s report reflecting the results of such audit is promptly delivered to Landlord.  This paragraph shall not be construed to limit or abate Tenant’s obligation to pay the Additional Rental when due as set forth hereinabove.  If such audit conducted by Tenant discloses that Tenant has overpaid or underpaid Tenant’s proportionate share of Actual Operating Expenses, then, after verification of such audit by Landlord or by accountants selected by Landlord, any overpayment shall, at Landlord’s election, either be refunded to Tenant (so long as Tenant is not then in default of any of the terms of this Lease, in which event such overpayment shall be applied against any amount Tenant owes as a result of such default) within 30 days after the verification of the audit or credited against Rent obligations next due, and any underpayment shall be paid to Landlord within 30 days after the verification of the audit.  Should the audit disclose that the amount the Landlord invoiced which the Tenant paid was over 5% greater than the Actual Operating Expenses per audit, the reasonable third party out of packet cost of such audit, not to exceed $1,500, shall be borne by the Landlord.

(e)           Operating Expenses shall not include: the following:

(i)
Repairs or other work occasioned by (1) fire, windstorm, or other casualty of the type which Landlord has insured (to the extent Landlord has received insurance proceeds and provided that the amount of any deductible paid by Landlord shall be included in Operating Expenses), or (2) the exercise of the right of eminent domain (to the extent Landlord has received insurance proceeds and provided that the amount of any deductible paid by Landlord shall be included in Operating Expenses);

(ii)	Leasing commissions, brochures, marketing supplies, attorney’s fees, costs, and disbursements and other expenses occurred in connection with the negotiation of lease with prospective tenants;

(iii)
Rental concessions granted to specific tenants and expenses incurred in renovating or otherwise improving or decorating, decorating, painting, or redecorating space for specific tenants in tenant occupied space, other than ordinary repairs and maintenance supplied to all tenants;

(iv)
Landlord’s costs of electricity and other services sold or provided to tenants in the Building and for which Landlord is entitled to be reimbursed by such tenants as a separate additional charge or rental over and above the rent under the lease with such tenant;

(v)	All items (including repairs) and services for which Tenant or other tenants pay directly to third parties or for which Tenant or other tenants reimburse Landlord (other than through Basic Costs);

(vi)	General advertising and promotional expenses;

(vii)
Costs incurred in connection with the sale, financing, refinancing, mortgaging or sale of the Building or Property, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges;

(viii)
Costs incurred by Landlord for trustee’s fees, partnership organizational expenses and accounting fees to the extent relating to Landlord’s general corporate overhead and general administrative expenses (but not excluding management fees as provided for above);

(ix)
Attorneys’ fees, costs and disbursements and other expenses incurred in connection with tenants or other occupants of the Building or with prospective tenants (other than attorneys’ fees, costs and disbursements and other expenses incurred by Landlord in seeking to enforce Building rules and regulations).

8.           LANDLORD SERVICES.

(a)           Basic Services.  Landlord shall, as an Operating Expense, furnish the following services to the Premises (to which services Landlord may at any time and from time to time make reasonable changes):  (i) running tap water from the local utility at the supply points provided for general tenant use; (ii) heating, ventilating and air conditioning (“HVAC“), in season, on weekdays between 7:00 a.m. and 6:00 p.m. and Saturdays by request between 8:00 a.m. and 1:00 p.m., excluding New Year’s Day, Memorial Day, July 4, Labor Day, Thanksgiving Day, the Friday after Thanksgiving Day, Christmas Day, and any generally recognized business holidays adopted by Landlord for the Project (collectively, “Holidays“); (iii) janitorial service 5 days per week (excluding Holidays); (iv) annual exterior window washing; (v) non-exclusive passenger elevators sufficient for ingress and egress to the Premises, subject to proper authorization and the Rules and Regulations; (vi) routine maintenance of the Common and Service Areas; and (vii) replacement of Building Standard light bulbs, tubes and ballasts.

(b)           Electrical Service.

(i)           Landlord shall furnish Building Standard electrical service to the Premises sufficient to operate customary lighting, office machines and other equipment of similar low electrical consumption.  Landlord may, at any time and from time to time, calculate Tenant’s actual electrical consumption in the Premises either by a survey conducted by a reputable consultant selected by Landlord, or through separate meters installed, maintained and read by Landlord.  If such survey determines that Tenant’s use of electrical service exceeds ABS, Tenant shall pay for the cost of installing and maintaining the submeter.  Any ABS electrical consumption determined by survey shall be paid by Tenant in accordance with Paragraph 8(d).

(ii)           Landlord reserves the right to select the provider of electrical services to the Building and/or the Project.  To the fullest extent permitted by Applicable Law, Landlord shall have the continuing right, upon 30 days written notice, to change such utility provider and install a submeter for the Premises at Tenant’s expense.  All charges and expenses incurred by Landlord due to any such changes in electrical services, including maintenance, repairs, installation and related costs, shall be included in the electrical services costs referenced in Paragraph 7(b)(viii), unless paid directly by Tenant.

(iii)           If submetering is installed for the Premises, Landlord may charge for Tenant’s actual electrical consumption monthly in arrears at commercially reasonable rates determined by Landlord, except as to electricity directly purchased by Tenant from third party providers.  Even if the Premises are submetered, Tenant shall remain obligated to pay Tenant’s Share of the cost of electrical services as provided in Paragraph 7(b)(viii), except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which is attributable to Building Standard electrical services submetered to the Premises.

(c)           Parking.

(i)           Landlord shall provide the parking described in Paragraph 1.  No deductions from the monthly charge shall be made for days on which the Parking Facilities are not used by Tenant.  Landlord shall have the continuing right to change the designation of parking spaces, including Reserved Spaces, to a reasonably comparable location.  Tenant, its employees, contractors and invitees, shall at all times comply with the applicable parking rules issued from time to time.  Neither Tenant nor its employees shall use any parking spaces designated for visitors or other occupants of the Project.  Tenant shall, within 15 days of Landlord’s written request, furnish Landlord a complete list of license plate numbers for all vehicles operated by any Tenant Party.  Tenant’s sole remedy for any period during which Tenant’s use of any parking is precluded for any reason shall be abatement of parking charges for such precluded permits.

(ii)           During the initial Term, visitor parking shall be provided to Tenant at no charge.  If at any time during the Term, Landlord offers reserved visitor parking to other tenants of the Office Complex (other than Huntsman LLC and Northern Trust), Tenant shall have the right, on not less than 30 days’ prior written notice to Landlord, to rent up to 2 reserved parking spaces for the use of visitors to the Premises.  Tenant shall pay Landlord’s quoted monthly contract rate for each such space, plus any applicable tax; provided that such rate shall not exceed $50.00 per month per space during the initial Term.

(iii)           The Parking Fee (and the fee for any reserved visitor space rented by Tenant in accordance with subparagraph (ii)) shall be paid to Landlord as additional Rent on or before the 1st business day of each month during the Term.  If the Term is renewed or extended, the Parking Fee may be adjusted by Landlord to the then prevailing rates being charged for parking spaces in the parking facilities at the Project for Reserved or unassigned spaces, as applicable.  Notwithstanding anything contained herein to the contrary, the Reserved Parking Spaces shall only be reserved during the hours of 8:00 a.m. to 5:00 p.m., Monday through Friday.

(iv)           Tenant acknowledges that the Parking Facilities may be subject to shared use by parties living, working, occupying or visiting buildings adjacent to or in the immediate vicinity of the Building.  Neither Landlord’s obligation to provide parking pursuant to this Lease nor the Parking Fee shall be reduced by virtue of such shared use, although shared users shall also be obligated to bear an equitable allocation of the Operating Expenses attributable to the Parking Facilities, as determined by Landlord.

(d)           ABS Services.  Building Standard services are furnished based upon Building Standard (i) leasehold improvements; (ii) population density; (iii) electrical consumption; (iv) electrical design capacity; and (v) hours of operation (not to exceed 61 hours per week), and any other applicable qualifications set forth in this Lease.  “ABS“ means over and above Building Standard (including related modifications and equipment changes).  All requests for ABS services, whether HVAC, electrical, janitorial or other services, shall be made in writing and are subject to Landlord’s prior written approval, which may include, as a condition to such approval, the imposition of restrictions or other requirements by Landlord.  Landlord shall install any equipment or other modifications necessary to furnish any approved ABS services, all at Tenant’s expense (including all related consulting, acquisition, installation and maintenance costs).  Unless otherwise specified in this Lease, Tenant shall, within 15 days of invoicing, pay the foregoing expenses, plus a 15% administrative fee, and Landlord’s then-quoted standard charges for any ABS services furnished to or necessitated by any Tenant Party.  Landlord may withhold its consent to any ABS services or, having previously granted consent, terminate or suspend any ABS services (and remove any related equipment or modifications at Tenant’s expense), if (A) Landlord determines the provision or continuation of such ABS services could damage the Building or Project Systems, create a dangerous condition, entail unreasonable Alterations or expense, or disturb other tenants in the Building; or (B) there exists an Event of Default or other condition which, with the passage of time or giving of notice, would become an Event of Default.  ABS HVAC shall be furnished upon Tenant’s written request given no later than 12:00 noon of the preceding business day.

(e)           Service Interruptions.  Upon interruption of any service furnished by Landlord under this Lease (a “Service Interruption“) other than a Service Interruption for scheduled maintenance, tests and inspections, Tenant shall immediately notify Landlord, in which event Landlord shall use commercially reasonable efforts to restore such service to the Premises.  No Service Interruption shall (i) constitute a breach by Landlord under this Lease; (ii) relieve Tenant of any obligation under this Lease (except as provided below); or (iii) be deemed a constructive eviction of Tenant from the Premises.  Commencing on the 11th consecutive business day of any Service Interruption within Landlord’s control, and except to the extent such Service Interruption is caused by a Tenant Party, Tenant shall, as its sole remedy, be entitled to an equitable diminution of Base Rent based upon the pro rata portion of the Premises rendered unfit for occupancy for the Permitted Use.  In the event of any conflict between this Paragraph 8(e) and the casualty and condemnation provisions of Paragraphs 15 and 16, the latter shall control.  Except as provided in the preceding sentence, and to the fullest extent permitted by Paragraph 13(f), Tenant Waives all Claims against the Landlord Parties arising from Service Interruptions.

(f)           Third Party Services.  If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant may, subject to the requirements of this paragraph and elsewhere in this Lease, procure such service directly from a reputable third party service provider (“Provider“) for Tenant’s own account.  Tenant shall require each Provider to comply with the Rules and Regulations, Applicable Law and Landlord’s reasonable policies and practices for the Building.  Tenant acknowledges Landlord’s current policy that requires all Providers utilizing any areas of the Building outside the Premises to be approved by Landlord and to enter into a written agreement acceptable to Landlord prior to gaining access to, or making any installations in or through, such areas.  Accordingly, Tenant shall give Landlord advance written notice sufficient for such purposes.

9.           OCCUPANCY AND CONTROL.

(a)           Permitted Uses.  The Premises shall be used by Tenant (and its permitted Transferees) solely for the “Permitted Use” consistent with Building Standard services, population density and hours of operation.  The following ancillary uses shall not be permitted in the Premises unless they are strictly limited to the exclusive use of Tenant’s employees and do not, in the aggregate, occupy more than 10% of the RSF of the Premises or of any single floor (whichever is less): credit union; data processing; schools, training and other educational purposes; telemarketing; collection agency; reservation centers; or storage.  Tenant agrees that the following uses are expressly prohibited in the Premises: government offices or agencies; medical treatment and health care; restaurants and other retail uses; customer service offices of a public utility company; or any other purpose which would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, create unreasonable or excessive demands or loads on any Project Systems, Common Areas, Service Areas or parking facilities, impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Project.

(b)           Rules and Regulations.  During the Term, Tenant shall comply with the “Rules and Regulations“ established by Landlord for the Project, as amended from time to time.  The current Rules and Regulations are attached as Exhibit “E”.  This Lease shall control in the event of any conflict between this Lease and any Rules and Regulations.  Landlord shall not discriminate in its application of the rules and Regulations unless it deems such application commercially reasonable.

(c)           Consents.  Where Landlord’s consent or approval is required in this Lease, Landlord may withhold such consent or approval in its sole discretion, except as otherwise specified in the applicable provision.  If Tenant requests Landlord’s consent or approval under any provision of this Lease and Landlord fails or refuses to give such consent or approval, Tenant’s sole remedy shall be an injunction or an action for specific performance.

(d)           Tenant’s Security Responsibilities.  Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Parties (defined in Section 13) and any of Tenant’s transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Project, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) cooperate with Landlord and other tenants in the Building on Building safety matters.  Tenant acknowledges that any access control or safety measures employed by Landlord are for the protection of Landlord’s own interests; that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; and that such security and safety matters are the responsibility of Tenant and the local law enforcement authorities.

(e)           Balcony Use.  Tenant shall have access to a balcony (the “Balcony”) accessible to both Tenant and another tenant in the Building.  Tenant hereby agrees to use the Balcony in accordance with the Rules and Regulations.  Tenant agrees that the portion of the Balcony immediately in front of the other tenant’s premises shall not be obstructed by Tenant, its employees, contractors or agents, nor shall Tenant, its employees, contractors or agents make any unreasonable noise on the Balcony which would cause the disturbance of the other tenant in the Building.

10.           TENANT’S COVENANTS.  Tenant covenants and agrees as follows:

(a)           Tenant’s Operations.  Tenant shall, at its expense, promptly comply with Applicable Law in its use and occupancy of the Premises (including construction of Alterations required by Applicable Law).  Tenant shall not do or permit anything to be done in the Premises which shall in any way (i) obstruct or interfere with the operation of the Project or with the rights of other tenants of the Project; (ii) injure, disturb or annoy other tenants of the Project, including the emission of offensive odors, noises or vibrations; (iii) tend to harm the reputation of Landlord or the Project; (iv) deceive or defraud the public; or (v) cause an increase in Landlord’s insurance premiums.

(b)           No Recordation or Liens.  Tenant shall not record this Lease (or a memorandum thereof).  Tenant shall not in any way encumber any interest in the Premises or the Project, and shall cause any liens arising from acts or omissions of a Tenant Party or due to a Claim against a Tenant Party to be promptly discharged by payment, bonding or otherwise.  If Tenant fails to timely discharge any such lien, Landlord may, without further notice to Tenant, discharge such lien in any reasonable manner determined by Landlord on Tenant’s behalf and at Tenant’s expense, payable within 30 days of Landlord’s invoice.

(c)           Security.  Tenant shall (i) take reasonable steps to secure the Premises and the personal property of all Tenant Parties in the Common Areas and Parking Facilities of the Project, from unlawful intrusion, theft, fire and other hazards; (ii) keep and maintain in good working order all ABS security devices installed in the Premises (such as locks, smoke detectors and burglar alarms), which shall be integrated with any other Building security systems; and (iii) cooperate with Landlord and other tenants in the Project on security matters.  Tenant acknowledges that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property, and that such matters are the responsibility of Tenant and the local law enforcement authorities.

(d)           Taxes.  Tenant shall promptly pay directly to the taxing authority all sales and/or ad valorem taxes now or hereafter levied on Tenant’s personal property and ABS leasehold improvements.  To the extent Tenant’s ABS leasehold improvements are not separately assessed, Landlord may make appropriate allocation of taxes to Tenant to avoid inequitable treatment of other tenants in the Building.  Tenant Waives all rights under Applicable Law to protest appraised values or receive notice of reappraisal regarding the Project (including Landlord’s personalty), irrespective of whether Landlord contests same.  To the extent such Waiver is prohibited, Tenant appoints Landlord as Tenant’s attorney-in-fact, coupled with an interest, to appear and take all actions which Tenant would otherwise be entitled to take under Applicable Law.

(e)           Third Party Commissions.  Tenant represents and warrants that no broker or agent has represented Tenant in connection with this Lease except Palermo Barr CREA, which is acting as Tenant's agent and Transwestern Commercial Services, which is acting as Landlord’s agent in connection with this Lease.  Tenant shall Indemnify and Defend each Landlord Party against any Claims for real estate commissions or fees in connection with this Lease made by any party Claiming through Tenant.

(f)           Estoppel Letters and Financial Statements.  Within 5 business days after written request, Tenant shall execute and deliver to Landlord and/or its designee (i) a current and complete financial statement for Tenant certified as true and correct by Tenant’s chief financial officer; and (ii) an estoppel letter certifying (A) as true and correct, a copy of this Lease and any amendments; (B) the then-effective business terms under Paragraph 1; (C) whether Landlord is in default and, if so, the nature of such default; (D) the date to which Rent has been paid; and (E) any other matters Landlord, Landlord’s Mortgagee or any prospective purchaser may require; provided such statements are true and accurate.  Tenant’s failure to timely execute and return the requested estoppel letter shall be conclusive evidence of the matters set forth therein.

11.           REPAIRS, MAINTENANCE AND ALTERATIONS.

(a)           Landlord’s Obligations.  Landlord shall maintain the roof, foundation, exterior windows and surfaces, load-bearing components of the Building and the Project Systems, except (i) for wiring, ducts, conduit, plumbing or pipes necessary to extend services from the existing Project Systems to or within leased space (even if installed by Landlord); (ii) for damage caused by a Tenant Party; or (iii) as otherwise provided in this Lease.

(b)           Tenant’s Obligations.  Tenant shall throughout the Term keep the Premises and all furnishings, trade fixtures, equipment and leasehold improvements therein in good condition and repair, including all necessary repairs and replacements, but excluding ordinary wear and tear and damage from casualty or condemnation.  If Tenant fails to do so within 15 days after written notice, Landlord may make the necessary repairs or replacements, and Tenant shall reimburse Landlord therefor, plus a 10% administrative fee, within 15 business days of Landlord’s invoice.  Tenant shall not in any manner deface or injure any part of the Project, and shall, upon demand, pay the cost (plus 10%) of Landlord’s repair and replacement of any damage or injury caused by any Tenant Party.

(c)           Alterations.  Except as expressly provided below, no alterations or improvements to the Premises (collectively, “Alterations“) shall be made without Landlord’s prior written consent, which shall not be unreasonably withheld.  In no event shall (and it shall be reasonable for Landlord to withhold its consent if) any Alterations (i) interfere with construction in progress or other tenants in the Project; (ii) adversely affect or alter the Project Systems, structural integrity or exterior appearance of the Building; (iii) impair Building Standard services or require ABS services (either during or after such work); (iv) be visible from the exterior of the Premises or the Building; or (v) be permitted if any uncured Event of Default then exists (or any condition exists which, with the passage of time or giving of notice, would become an Event of Default).  At least 15 business days prior to commencing construction, Tenant shall furnish complete plans and specifications for any proposed Alterations for Landlord’s review and approval.  All Alterations shall be constructed at Tenant’s expense (plus a construction management fee to Landlord equal to 10% of the contract price if Landlord elects to supervise the construction) in a good and workmanlike manner, and otherwise in compliance with Applicable Law, the Rules and Regulations, Building Standard construction criteria and Landlord’s other reasonable requirements.  Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and constructed by Landlord using independent architects, engineers and contractors (except for Alterations for which Landlord’s prior written consent is not required, which shall be constructed by Tenant using Landlord’s approved contractors).  Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Applicable Law or be free from errors or omissions, nor that the Alterations will be free from defects, and Landlord will have no liability therefor.  Upon completion, Tenant shall, at its expense, provide Landlord with “as built” plans on Landlord’s CAD system (or other format requested by Landlord).

(d)           Tenant’s Acknowledgements.  Tenant acknowledges that the relationship between Landlord and Tenant is that of “landlord-tenant” only, and in no way shall Tenant be considered a contractor or an agent of Landlord.  Tenant has no rights to enter into a contract on Landlord’s behalf in connection with any repair, maintenance or alteration of any property owned by Landlord.

12.           ASSIGNMENT AND SUBLETTING BY TENANT.

(a)           Transfer.  Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, in each instance in accordance with Paragraph 12(c), convey, assign, sublet or encumber this Lease or any interest herein, directly or indirectly, voluntarily or by operation of law, including the merger or conversion of Tenant with or into another entity, or sublet all or any portion of the Premises, or permit the use or occupancy of any part of the Premises by anyone other than Tenant (collectively, “Transfer“).   If Tenant is other than an individual, any change in “control” of Tenant shall constitute a Transfer, and the surviving party in control shall be the Transferee.  “Control“ means the direct or indirect power to direct or cause direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.  Conversely, Tenant shall not sublease space from, or assume the lease obligations of, another tenant in the Project without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.    Following any Transfer, Tenant (and any guarantors) shall remain fully liable under this Lease, as then or thereafter amended with or without notice to or consent of Tenant (or any guarantors), and Landlord may proceed directly under this Lease against Tenant (or any guarantor) without first proceeding against any other party.  Tenant shall give Landlord written notice of any proposed Transfer at least 30 days prior to the anticipated effective date of the proposed Transfer, which notice shall include a complete detailed written summary of the Transfer; the name, address, business and intended use of the Transferee; a current audited financial statement for the Transferee certified by a recognized accounting firm (if applicable); a copy of the proposed Transfer document; appropriate evidence of the existence, good standing and signature authority of the Transferee in the State; and such other pertinent information as Landlord reasonably requests, together with Landlord’s then-quoted Transfer processing fee.  If the proposed Transferee is subject to any new requirements under Applicable Law (including ADA), (i) Tenant shall be liable for any costs or expenses to comply with such requirements, and (ii) to the extent such requirements require Alterations, Tenant shall deliver for Landlord’s approval plans and specifications complying with such additional requirements and acceptable security assuring timely, lien-free completion of construction.  If the aggregate consideration paid to Tenant for a Transfer exceeds that payable by Tenant under this Lease (prorated according to the Transferred interest), then Tenant shall, within 15 days after receipt, pay such excess to Landlord.

(b)           Landlord’s Options.  Within 20 days after receipt of all required Transfer information, Landlord shall give Tenant written notice of its election (i) to consent to the Transfer or Sublease; or (ii) to terminate this Lease as of the effective date of the Transfer as to the space covered by such Transfer for the remainder of the Term, in which event Tenant shall, subject to Paragraph 18, be relieved of its obligations accruing after the termination date with respect to the terminated interest; or (iii) not to consent to the Transfer, in which event this Lease shall continue in full force and effect, and (iv) Landlord shall not have the right to terminate this Lease in the event Tenant assigns, sublets, or transfers authority, via an acquisition or merger of Tenant.  If Landlord fails to timely make such election, Landlord shall be deemed to have elected option (iii) above.  Any Transfer occurring without Landlord’s consent shall be void and shall constitute an Event of Default hereunder.  In any event, all renewal and expansion options and other preferential rights under this Lease are personal to the original Tenant under this Lease and shall not be exercisable by any Transferee.  Neither Landlord’s acceptance of any name for listing on the Building directory or other signage, nor Landlord’s acceptance of Rent from any Transferee, shall be deemed, or substitute for, Landlord’s consent to a Transfer.

(c)           Consent.  Landlord shall not unreasonably withhold, condition or delay consent to any Transfer (other than an encumbrance of this Lease) pursuant to Paragraph 12(b)(iii).  Landlord may withhold its consent if:  (i) Transferee’s financial condition is not reasonably satisfactory to Landlord or does not evidence Transferee’s ability to pay its obligations (including those undertaken in connection with the Transfer) when due; (ii) the net worth of Transferee (plus any guarantor) is less than that of Tenant (plus any guarantor) as of the Date of Lease or the effective date of Transfer, whichever is greater; (iii) Transferee refuses to provide additional security required by Landlord as a result of a change in financial creditworthiness or legal structure, such as increased security deposit, guaranties, etc.; (iv) Transferee’s use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (v) the use, nature, business, activities or reputation in the business community of Transferee (or its principals, employees or invitees) are not acceptable to Landlord; (vi) either the Transfer or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust (or pension fund) qualification tests applicable to Landlord or its affiliates; (vii) an uncured Event of Default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an Event of Default); (viii) Transferee is an occupant of, or Landlord is otherwise engaged in lease negotiations with Transferee for, other premises in the Office Complex; (ix) Transferee is or has been involved in a dispute or litigation with any Landlord Party; or (x) the rental to be paid by the Transferee is not equivalent to the then market rental rate for similar space in The Woodlands, Texas.  Notwithstanding anything contained herein to the contrary, Landlord shall not be obligated to entertain or consider any request by Tenant to consent to any proposed assignment of this Lease or sublease of all or any part of the Premises unless each request by Tenant is accompanied by a nonrefundable fee payable to Landlord in the amount of $500.00 to cover Landlord’s administrative, legal, and other costs and expenses incurred in processing each of Tenant’s requests.  Neither Tenant’s payment nor Landlord’s acceptance of the foregoing fee shall be construed to impose any obligation whatsoever upon Landlord to consent to Tenant’s request.

(d)           Notwithstanding the foregoing and for purposes of this Lease, the following shall not be considered a Transfer prohibited hereunder or otherwise require Landlord’s consent: (i)(if Tenant is a corporation) the addition of stockholders and the withdrawal of stockholders in the normal course of Tenant’s business or (ii) the assignment of this Lease to any successor of Tenant (A) into which or with which Tenant is merged or consolidated, (B) arising from the transfer of Tenant’s interest under this Lease made in conjunction with the transfer of a majority of the assets and liabilities of Tenant, or (C) arising from the acquisition of the assets and liabilities of another corporation by Tenant or any entity owned or controlled by Tenant, so long as in each of the circumstances described in (i) and (ii) above, the surviving corporation or assignee (I) shall assume all obligations of Tenant hereunder, (II) shall have a net worth greater than or equal to Tenant, and (III) shall not, by virtue of its identity or contractual relations with Landlord or its affiliates, adversely affect the real estate investment trust (or pension fund) qualification tests applicable to Landlord or its affiliates.  In any event, Tenant shall provide prior written notice of the foregoing so as to permit Landlord a reasonable amount of time to make a determination concerning Tenant’s compliance with the requirements of (I), (II), and (III) above.

13.           INDEMNITY.

(a)           Definitions.

(i)           Parties.  The “Tenant Parties“ are Tenant and its shareholders, members, managers, partners, directors, officers, employees, agents, contractors, sublessees, licensees and invitees.  The “Landlord Parties“ are Landlord, the manager of the Building, Landlord’s Mortgagee(s) and any affiliates or subsidiaries of the foregoing, and all of their respective officers, directors, employees, shareholders, members, partners, agents and contractors.  A “Beneficiary“ is the intended recipient of the benefits of another party’s Indemnity, Waiver or obligation to Defend.

(ii)           Claims and Injuries.  “Claims“ means all damages, losses, injuries, penalties, disbursements, costs, charges, assessments, expenses (including legal, expert and consulting fees and expenses incurred in investigating, Defending or prosecuting any allegation, litigation or proceeding), demands, litigation, settlement payments, causes of action (whether in tort or contract, in law, at equity or otherwise) or judgments.  “Insurable Injuries“ refers to “advertising injury”, “bodily injury”, “personal injury” and “property damage” collectively, as such terms are defined in Insurance Services Office, Inc. (“ISO“) form CG 0001 1093 “Commercial General Liability”.  “Tenant’s Insurable Injuries“ are Insurable Injuries occurring (A) in the Premises or (B) outside the Premises and caused or suffered by a Tenant Party.

(iii)           Indemnify, Waive and Defend.  “Indemnify“ means to protect and hold a party harmless from and against a potential Claim and/or to compensate a party for a Claim actually incurred.  “Waive“ means to knowingly and voluntarily relinquish a right and/or to release another party from liability.  No Waiver shall occur except by a writing signed by the party against whom the Waiver is claimed.  No Waiver in one instance shall be deemed a Waiver in another instance, however similar.  No demand for or acceptance of partial payment or performance shall Waive the underlying obligation or breach unless expressly agreed in writing.  “Defend“ means to provide a competent legal defense of a Beneficiary against a Claim with counsel reasonably acceptable (and at no cost) to the Beneficiary.

(b)           Indemnity Regarding Tenant’s Performance.  To the fullest extent permitted by Applicable Law and Paragraph 13(f), but subject to any limitations contained elsewhere in this Lease, Tenant shall Indemnify and Defend the Landlord Parties against all Claims arising, or alleged to arise, from the following:  (i) any act or omission of any Tenant Party, including the conduct of Tenant’s business in the Premises and any increase in the premium for any insurance policy carried by Landlord resulting therefrom; or (ii) any misrepresentation made by Tenant or any guarantor of Tenant’s obligations in connection with this Lease.  This indemnity shall not apply to any claims arising solely out of Landlord's gross negligence or willful misconduct.

(c)           Indemnity Regarding Tenant’s Insurable Injuries.  To the fullest extent permitted by Applicable Law and Paragraph 13(f), but subject to any limitations contained elsewhere in this Lease, Tenant shall Indemnify and Defend the Landlord Parties against all Claims arising, or alleged to arise, from Tenant’s Insurable Injuries.  This indemnity shall not apply to any claims arising solely out of Landlord's gross negligence or willful misconduct.

(d)           Indemnity Regarding Landlord’s Insurable Injuries.  To the fullest extent permitted by Applicable Law and Paragraph 13(f), but subject to any limitations contained elsewhere in this Lease, including Paragraph 23, Landlord shall Indemnify and Defend the Tenant Parties against all Claims arising from Insurable Injuries suffered by third parties in the Common Areas or Service Areas to the extent caused, or alleged to have been caused, by the negligent or willful act or omission of any Landlord Party, but not as to Claims for which the Landlord Parties are Indemnified pursuant to Paragraphs 13(b) and 13(c).   This indemnity shall not apply to any claims arising solely out of Landlord's gross negligence or willful misconduct.

(e)           Waivers.  To the fullest extent permitted by Applicable Law and Paragraph 13(f), (i) Tenant Waives all Claims against the Landlord Parties arising, or alleged to arise, from (A) Tenant’s Insurable Injuries, (B) any Insurable Injuries to any Tenant Party caused by parties other than Landlord Parties, or (C) business interruption or loss of use of the Premises suffered by Tenant; and (ii) Landlord Waives all Claims against the Tenant Parties arising, or alleged to arise, from the damage to or loss of tangible property belonging to a Landlord Party.

(f)           Scope of Indemnities and Waivers. All Indemnities, Waivers and obligations to Defend, wherever contained in this Lease, (i) shall be enforced for the benefit of the applicable Beneficiary thereof, regardless of any extraordinary shifting of risks, and even if the applicable Claim is caused by the active or passive negligence or sole, joint, concurrent or comparative negligence of such Beneficiary, and regardless of whether liability without fault or strict liability is imposed upon or alleged against such Beneficiary, but not to the extent that a court of competent jurisdiction holds in a final judgment that a Claim is caused by the willful misconduct or gross negligence of such Beneficiary; (ii) are independent of, and shall not be limited by, each other or any insurance obligations in this Lease (whether or not complied with); and (iii) shall survive the Expiration Date until all related Claims against the Beneficiaries are fully and finally barred by Applicable Law.  Notwithstanding the potential for extraordinary shifting of risk, Landlord and Tenant acknowledge that they have executed this Lease in material reliance upon inclusion of each such Indemnity and Waiver.

(g)           Reliance.  In reliance on the Indemnities and Waivers of Tenant contained in this Lease and Tenant’s agreement to maintain insurance in accordance with Paragraph 14(b), Landlord shall not carry primary insurance for Tenant’s Insurable Injuries.  Tenant acknowledges that (i) if Landlord had been required to carry primary insurance for Tenant’s Insurable Injuries, the Rent payable under this Lease would have been higher; and (ii) Tenant is relying not on Landlord or Landlord’s insurance in order to pay Claims arising from Tenant’s Insurable Injuries, but rather on (A) the insurance required under Paragraph 14(b) and any additional insurance Tenant has elected to carry as to Claims covered by insurance, (B) Tenant’s own funds as to deductibles, self-insured retentions under Tenant’s insurance and Claims which exceed Tenant’s insurance limits, and (C) third parties (other than Landlord Parties) as to Claims arising from the actions of third parties which are not covered by Landlord’s Indemnity.

14.           INSURANCE.

(a)           Landlord’s Insurance.  Landlord shall, as an Operating Expense, procure and maintain (i) commercial general liability insurance with a combined single limit of at least $5,000,000.00, and (ii) special form or all risks property insurance covering the full replacement cost of (A) the shell and core of the Building, (B) any fixtures and leasehold improvements Landlord is required by this Lease to restore, and (C) any equipment and other personal property owned by Landlord and used in connection with the Building.

(b)           Tenant’s Insurance.

(i)           Required Policies.  Tenant shall, at its sole expense, procure and maintain the following insurance coverages throughout the Term:

(A)           Commercial general liability insurance on ISO Form CG 0001 1093 or CG 0001 0695 (or, if Tenant has 2 or more locations covered by the policy and the policy contains a general aggregate limit, ISO form amendment “Aggregate Limits of Insurance Per Location” CG 2504 1185) in the amounts and with the coverages described in Exhibit “F-1”.  Landlord Parties shall be included as “additional insureds” using ISO additional insured form CG 2026 1185, without modification.  A waiver of subrogation in favor of Landlord Parties using ISO form CG 2404 1093 is also required.

(B)           If required by law, Workers’ compensation and employer liability coverage with a waiver of subrogation in favor of the Landlord Parties on endorsement form WC 429394 (Texas only) or ISO form WC 000313 (all other states) and in the amounts and with the coverages described in Exhibit ”F-1”.

(C)           “Special form” or “all risks” property insurance on ISO form CP 1030 (or equivalent Business Owner’s Policy) in conformity with Exhibit “F-2” with no exclusions other than standard printed exclusions, including an ordinance or law coverage endorsement and a waiver of subrogation in favor of the Landlord Parties, and covering 100% replacement cost of Tenant’s furnishings, trade fixtures, equipment and inventory (“Tenant’s FF&E“) and all ABS improvements and Alterations to the Premises.  The Landlord Parties shall be shown as “loss payees as their interests may appear”.

(D)           Business income and extra expense coverage for 6 months’ income and expenses with waiver of subrogation in favor of the Landlord Parties.

(ii)           Form of Policies and Additional Requirements.  All insurance providers shall maintain ratings of Best’s Insurance Guide A/VIII or Standard & Poor Insurance Solvency Review A-, or better.  All carriers must be admitted to engage in the business of insurance in the State.  All policies must be primary, with the policies of Landlord and Landlord’s Mortgagees being excess, secondary and noncontributing.  No cancellation, non-renewal or material modification shall occur without 30 days’ prior written notice by the insurance carrier to Landlord and Landlord’s Mortgagees.  Tenant shall reinstate any aggregate limit which is reduced because of losses paid to below 75% of the limit required by this Lease.  No policy shall contain a deductible or self-insured retention in excess of $10,000 without Landlord’s prior written approval.  In addition, Tenant shall, at its expense, procure and maintain any other insurance coverages Landlord or Landlord’s Mortgagees may require.

(iii)           Evidence of Insurance.  Commercial general liability and workers’ compensation insurance must be evidenced by ACORD form 25 “Certificate of Insurance” in the form and substance of Exhibit “F-1”, and property and business income insurance must be evidenced by ACORD form 27 “Evidence of Property Insurance” in the form and substance of Exhibit “F-2” (collectively, the “Certificates“).  The Certificates must be delivered with the executed Lease, and new Certificates must be delivered no later than 30 days prior to expiration of the current policies.  Copies of endorsements required by this Lease must be attached to the Certificates delivered to Landlord.  If requested in writing by Landlord, Tenant shall promptly deliver to Landlord a certified copy of any insurance policies required by this Lease.  If the forms of policies, endorsements, certificates or evidence of insurance required by this Paragraph are superseded or no longer available, Landlord shall have the right to require other equivalent or better forms.

15.           FIRE OR CASUALTY.

(a)           No Restoration.  If the Premises or the Building are damaged by fire or other casualty to the extent that reconstruction cannot reasonably be completed within 1 year after the date of damage, as determined by Landlord, or more than 50% of the RSF of the Premises becomes untenantable due to casualty damage within the last 12 months of the Term, then either Landlord or Tenant may, by written notice given within 90 days of such damage, terminate this Lease, in which event Tenant shall be entitled to a fair diminution of Base Rent while and to the extent Tenant is unable to conduct its business in the Premises prior to such termination.

(b)           Restoration.  If this Lease is not so terminated, Landlord shall reconstruct the Premises and/or the Building to substantially the same condition as existed immediately prior to the date of damage, except that Landlord shall not be required to spend more than the insurance proceeds made available for such purposes by Landlord’s Mortgagee.  However, Landlord shall only be required to reconstruct the Building Standard leasehold improvements existing in the Premises on the date of damage (“Landlord’s Contribution“).  Tenant shall pay the difference between the total cost of reconstructing the Premises and Landlord’s Contribution (“Tenant’s Contribution“).  Prior to Landlord’s commencement of reconstruction, Tenant shall place Landlord’s estimate of Tenant’s Contribution in escrow with Landlord (or furnish Landlord with other commercially reasonable assurances of payment).  Tenant shall be entitled to a fair diminution of Base Rent while and to the extent Tenant is unable to conduct its business in the Premises.

16.           CONDEMNATION.  If any portion of the Premises becomes permanently untenantable following condemnation (or conveyance by deed in lieu thereof) of any portion of the Project, then either Landlord or Tenant may, by written notice given within 60 days after the date of taking, terminate this Lease as to the untenantable portion of the Premises effective as of the date of taking.  If this Lease is so terminated as to only part of the Premises, Landlord shall (a) grant a fair diminution of Base Rent; and (b) make all repairs necessary to convert the remaining Premises to a complete architectural and tenantable unit, but only to the extent proceeds attributable to the area taken (based on an equitable allocation excluding any award for land) are made available for such purpose by Landlord’s Mortgagee.  Tenant Waives the right to assert any claim for the taking or conveyance of any right, interest or estate under this Lease, and assigns such right to Landlord.  However, Tenant may, to the extent permitted by Applicable Law, pursue a claim against the condemnor for its moving expenses, inconvenience and business interruption in a proceeding independent of Landlord’s condemnation suit, so long as Landlord’s award is not thereby reduced or delayed.  Notwithstanding the aforementioned, if the portion of the Premises which becomes permanently untenantable following condemnation exceeds 10% of the rentable square footage of the Premises, Tenant or Landlord may terminate the Lease as to the entire Premises by providing the other sixty (60) days notice.

17.           DEFAULTS AND REMEDIES.

(a)           Events of Default.  Each of the following shall be an “Event of Default“ under this Lease:  (i) Tenant fails to pay any monetary obligation under this Lease when due; or (ii) Tenant fails to comply with any non-monetary obligation under this Lease within 15 days after written notice (15 days in the case of life safety or asset preservation matters) or, if such non-monetary failure is of a nature requiring more than 15 days to cure using reasonable diligence, fails to promptly commence such cure within such 15-day period and thereafter diligently prosecute same to completion within 10 additional days (provided that the foregoing notice procedure shall not apply to the occurrences described in clauses (iii) through (ix) below for which only a single informative notice without opportunity to cure is necessary); or (iii) Tenant fails to comply with any single provision of this Lease more than 2 times during any consecutive 12 month period during the Term regardless of cure; (iv) the failure to dismiss any petition filed by or against Tenant or any guarantor under the U.S. Bankruptcy Code (or similar law) within 45 days; or (v) the assignment of, or appointment of a receiver or trustee for, Tenant’s leasehold interest or substantially all of the assets of Tenant or any guarantor; or (vi) Tenant fails to take possession of, or subsequently abandons or vacates, the Premises in conjunction with Tenant's failure to comply with a monetary obligation; or (vii) if Tenant is a legal entity, Tenant dissolves, liquidates or otherwise ceases to exist in good standing in the State; or (viii) the death or dissolution of any guarantor; or (ix) Tenant becomes or is declared insolvent according to Applicable Law.  Notwithstanding the foregoing, Landlord shall provide Tenant with five (5) days' written notice of a default described in (i) above (a "Monetary Default Notice") before Landlord exercises its remedies for default hereunder; provided, however, that Landlord shall not be required to give a Monetary Default Notice more than two (2) times per annum with respect to any particular monetary default nor more than two (2) times per annum during the term of this Lease with respect to any monetary defaults.

(b)           Remedies.  Upon any Event of Default, Landlord shall have the right: (i) to terminate this Lease as to all or any interest therein; (ii) to terminate Tenant’s right of possession of all or any part of the Premises (including any parking attributable thereto) without terminating this Lease; (iii) to re-enter the Premises, change or pick locks, alter security devices and lock out or expel Tenant and any other occupant of the Premises without complying with Applicable Law, the benefits of which are Waived by Tenant to the fullest extent permitted; (iv) to remove and store, at Tenant’s expense, all property in the Premises using such lawful force as may be necessary; (v) to apply any Security Deposit as permitted under this Lease; (vi) to cure such Event of Default for Tenant at Tenant’s expense (plus a 15% administrative fee); (vii) to withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease, as amended; and/or (viii) to require all future payments to be made by cashier’s check or money order after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than 5 days late.  In addition, Landlord may, without regard to any notice or cure provision and whether or not an Event of Default exists, (A) impose a late charge of 10% on any amount not paid within 5 days after becoming due and (B) charge interest on any amount not paid when due from the due date through the date of payment at the “Default Rate“, which is the lesser of 18% per annum or the highest interest rate permitted by Applicable Law.  Tenant shall Indemnify and Defend Landlord Parties against Claims arising from any breach of Tenant’s obligations under this Lease.

(c)           Election of Remedies.  Landlord may exercise the foregoing rights and remedies, as well as any other rights or remedies available under Applicable Law, without (i) judicial process; (ii) further notice to Tenant; (iii) incurring liability of any kind to Tenant, including liability for trespass or conversion; (iv) constituting an eviction of Tenant; (v) releasing Tenant or any guarantor from any obligation under this Lease; (vi) waiting until the Expiration Date; or (vii) prejudicing any other right or remedy of Landlord.  All such rights and remedies, together with any rights and remedies available under Applicable Law, are cumulative with no exercise of any one or more of them prohibiting or waiving the exercise of any other.  Landlord may, at any time after terminating Tenant’s right to possess the Premises without terminating this Lease, elect to terminate this Lease and thereupon pursue any and all other rights and remedies otherwise available upon such latter election.

(d)           Measure of Damages.  If Landlord either terminates this Lease or terminates Tenant’s right to possess the Premises without terminating this Lease, Tenant shall immediately surrender and vacate the Premises and pay Landlord (i) the cost of recovering the Premises; (ii) all Rent accrued through the end of the month in which the termination becomes effective; (iii) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including attorneys’ fees, court costs and interest at the Default Rate; (iv) ”Landlord’s Reletting Expenses“ equal to commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises, including the cost of removing and storing Tenant’s FF&E or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees and leasehold improvements (even if such items are amortized over a new lease term which exceeds the balance of the Term), and any allowances and/or concessions provided by Landlord; and (v) ”Landlord’s Rental Damages“ equal to the amount (never less than zero) by which (A) the total Rent payable by Tenant for the portion of the Term that is of would be remaining after the month in which the termination becomes effective exceeds (B) the Fair Rental Value of the Premises for such period.  For purposes of calculating Landlord’s Rental Damages, each monthly payment of Rent and Fair Rental Value shall be discounted at the Prime Rate from its respective due date to its present value as of the date of termination.  The “Fair Rental Value“ is the total rental that would be received from a comparable tenant for a comparable lease of premises in the Building of equivalent quality, size, condition, remaining lease term and location as the Premises, taking into account rental rates and concessions then generally prevailing in the market place, the period of time the Premises are reasonably expected to remain vacant before commencement of rental payments by a suitable new tenant, and all other relevant factors.  If any portion of the Premises is relet, the Fair Rental Value for such relet portion shall be calculated based upon the rental receivable by Landlord for the applicable reletting term.  The “Prime Rate“ is the prime rate then published by Citibank, N.A., its successors or assigns, or another major financial institution selected by Landlord.  Until the earlier of the termination of this Lease or the final determination of all damages under this Lease, all Rent payable under this Lease shall continue to accrue and be payable when due during the Term.  Once the aggregate amount of damages is determined pursuant to the foregoing provisions, the unpaid balance, if any, shall thereafter accrue interest at the Default Rate until paid in full.

(e)           Mitigation of Damages.  Upon termination of Tenant’s right to possess the Premises, Landlord shall, to the extent required by Applicable Law (and no further), use objectively reasonable efforts to mitigate damages by reletting the Premises.  Landlord shall not be deemed to have failed to use objectively reasonable efforts to mitigate damages if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Paragraph 12(c), or who (i) is an affiliate, parent or subsidiary of Tenant; (ii) is not acceptable to Landlord’s Mortgagee(s); (iii) requires improvements to the Premises to be made at Landlord’s expense; or (iv) is unwilling to accept lease terms then proposed by Landlord, including:  (A) leasing for a shorter or longer term than remains under this Lease, (B) re-configuring or combining the Premises with other space, (C) taking all or only a part of the Premises, and/or (D) changing the use of the Premises.

(f)           Attorneys’ Fees.  In any dispute regarding this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees, court costs and expenses from the other party.

(g)           Landlord’s Lien.  To secure Tenant’s obligations under this Lease, Tenant grants Landlord a contractual security interest on all of Tenant’s FF&E now or hereafter situated in the Premises and all proceeds therefrom, including insurance proceeds (collectively, “Collateral“).  No Collateral shall be removed from the Premises without Landlord’s prior written consent until all of Tenant’s obligations are fully satisfied (except in the ordinary course of business and then only if replaced with items of same value and quality).  Upon any Event of Default, Landlord may, to the fullest extent permitted by Applicable Law and in addition to any other remedies provided herein, enter upon the Premises and take possession of any Collateral without being held liable for trespass or conversion, and sell the same at public or private sale, after giving Tenant at least 5 days written notice (or more if required by Applicable Law) of the time and place of such sale.  Such notice may be sent with or without return receipt requested.  Unless prohibited by Applicable Law, any Landlord Party may purchase any Collateral at such sale.  The proceeds from such sale, less Landlord’s expenses, including reasonable attorneys’ fees and other expenses, shall be credited against Tenant’s obligations.  Any surplus shall be paid to Tenant (or as otherwise required by Applicable Law) and any deficiency shall be paid by Tenant to Landlord upon demand.  Upon request, Tenant shall execute and deliver to Landlord a financing statement sufficient to perfect the foregoing security interest or Landlord may, at its option, file a copy of this Lease as a financing statement, as permitted under Applicable Law. Notwithstanding the foregoing, provided Tenant is not in default hereunder, Landlord agrees to subordinate its security interest as described in this Section to Tenant’s lenders (“Lender”) if any, requiring a priority position under the following circumstances:

(a)           Lender is financing Tenant’s purchase of the furniture, equipment or inventory in which Landlord is subordinating its security interest (the “Equipment”);

(b)           Tenant shall furnish Landlord with a complete schedule of the Equipment financed pursuant to the terms hereof, which schedule shall be updated in the event of any changes;

(c)           Tenant shall be prohibited from financing any non-moveable fixture or permanent improvement to the leasehold;

(d)           Tenant shall cause any and all Lenders to give Landlord notice of any public or private sale by such Lender of Tenant Equipment;

(e)           no public or private sale by any Lender shall be held on the Premises; and

(f)           Lender can enter the Premises for purpose of removal of the Equipment only if:

permitted by the agreement between Lender and Tenant; and

Lender agrees to restore or repair all damage to the Premises caused by such removal; and

Lender gives Landlord notice in the event that any of Tenant’s moveable trade fixtures or Equipment are removed from the Premises; and

Lender indemnifies Landlord for any claim, liability or expense (including reasonable attorney’s fees) arising out of or in connection with Lender’s removal of the Equipment and Lender’s entry and activities upon the Premises.

(g)           Landlord’s subordination shall not be effective unless and until a separate agreement is entered into between Lender and Landlord respecting the foregoing items.

The statutory lien for Rent is not hereby waived, the express contractual lien herein granted being in addition and supplementary thereto.

(h)           Force Majeure.  Time is of the essence.  However, if either party is unable to perform any obligations under this Lease due to unavailability of materials or equipment, strikes or other labor difficulties, governmental restrictions, casualties or other causes beyond such party’s reasonable control, such obligation shall be stayed for the duration of such condition.  This Paragraph shall not affect or postpone the payment of Rent or other monies by Landlord or Tenant.

18.           END OF TERM.

(a)           Surrender.  Upon the earlier of the Expiration Date or Landlord’s termination of Tenant’s right of possession of the Premises, Tenant shall peaceably surrender the Premises (including all Alterations and leasehold improvements) to Landlord, vacuum-clean, free of debris and in the same condition existing as of the Commencement Date, subject to ordinary wear and tear and except for damage due to casualty and condemnation.

(b)           Removal of Improvements and Tenant’s Property.  Upon the earlier of the Expiration Date or Landlord’s termination of Tenant’s right of possession of the Premises pursuant to Paragraph 17(b), and except as otherwise expressly provided in writing by Landlord at the time of installation, (i) all leasehold improvements and Alterations installed in the Premises, including all built-in fixtures and cabling, shall become Landlord’s property; and (ii) provided there is no uncured Event of Default, Tenant shall, at its expense, immediately remove all of Tenant’s FF&E from the Premises.  However, except as otherwise expressly provided in writing by Landlord at the time of installation, Landlord may, at Tenant’s expense, remove from the Premises (or require to be removed by Tenant or an approved third party contractor) any or all Alterations, cabling and/or ABS leasehold improvements.  Tenant shall, within 30 days after Landlord’s invoice, reimburse Landlord for the cost to restore the Premises and otherwise repair any damage caused by any of the foregoing removal work.  All of Tenant’s foregoing obligations shall survive the Expiration Date.  If Tenant’s FF&E is not timely removed, Landlord may, upon 10 days written notice to Tenant’s address (which notice Tenant agrees shall be deemed “reasonable”), and to the fullest extent permitted by Applicable Law: (i) treat such property as abandoned by Tenant with full rights of ownership in Landlord; (ii) remove and store such property at Tenant’s expense with reimbursement by Tenant to Landlord upon demand; and/or (iii) sell or dispose of such property without delivering any proceeds to Tenant.  Tenant Waives all Claims against the Landlord Parties arising from any right available to Tenant under Applicable Law restricting Landlord’s foregoing rights, and the right to assert any Claim against Landlord for the value or use of any property abandoned by Tenant in the Premises.

(c)           Hold Over.  If any Tenant Party remains in possession of the Premises after the Expiration Date, whether or not with Landlord’s consent but without executing a new lease (“Hold Over“), the Term shall not be extended, nor shall any rights or remedies of Landlord be adversely affected, even if Landlord thereafter accepts Rent.  Instead, during the Hold Over, Tenant shall be deemed a tenant at sufferance (and not a tenant at will or month-to-month tenant) subject to all provisions of this Lease except that Base Rent and EOE shall be one hundred fifty percent (150%) of (i) the amount payable during the last month of the Term, or (ii) Landlord’s then-quoted rental rate for comparable space in the Project.  Either party may terminate the Hold Over immediately upon written notice.  Tenant shall pay Landlord all damages incurred by reason of any Hold Over.

19.           NOTICES.  All notices shall be delivered by hand, reputable overnight courier or certified mail (return receipt requested), postage prepaid, or by legible facsimile, to Landlord at the Addresses for Notice specified in the Business Points (or to such other address as may be specified by written notice to Tenant); and to Tenant at the appropriate address(es) specified in the Business Points.  Notice shall be deemed given upon tender of delivery, if sent by hand; the day after posting, if sent by overnight courier; upon three days after posting, if sent by certified letter; or the next business day after the date of delivery, if sent by confirmed facsimile with a hard copy posted on the date of the confirmed facsimile, except that a change of address notice shall be effective 5 business days after actual receipt.  Notices to Tenant addressed to the Premises may be made by posting on the entrance door of the Premises.

20.           LANDLORD’S FINANCING.  This Lease is subordinate to all liens, encumbrances, easements, deeds of trust and ground leases now or hereafter encumbering the Building, and all refinancings, replacements, modifications, extensions or consolidations thereof.  Tenant shall attorn to any mortgagee, ground lessor, trustee under a deed of trust or purchaser at a foreclosure or trustee’s sale (“Landlord’s Mortgagee“) as “Landlord” under this Lease.  Tenant shall, within 5 business days after Landlord’s request, execute and deliver to Landlord in recordable form whatever true and correct instruments may be required to evidence such subordination and attornment.  If Tenant fails to execute and deliver such instrument as required, the statements therein shall be deemed to be true.  Landlord’s Mortgagee may at any time subordinate its lien to this Lease by unilaterally executing a subordinating instrument.  Tenant shall not exercise any right or remedy under this Lease or at law or in equity unless (a) Tenant gives written notice to Landlord and Landlord’s Mortgagee (whose name and address shall be provided upon request) specifying the exact nature of the alleged breach and how it may be remedied; and (b) both Landlord and Landlord’s Mortgagee fail to cure same within 30 days after receipt of Tenant’s notice (plus such additional time as Landlord’s Mortgagee may require).  If Landlord’s Mortgagee succeeds to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be (a) liable for any act or omission of any prior landlord (including Landlord); (b) liable for the return of any security deposit unless delivered to Landlord’s Mortgagee; (c) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); or (d) bound by any rent or additional rent which Tenant might have paid for more than the current month to any prior landlord (including Landlord).

21.           RIGHTS RESERVED BY LANDLORD.  Landlord (and its designated agents, contractors and managers) shall have the following rights:

(a)           Access to the Premises.  To enter the Premises upon reasonable notice (except in emergencies when no notice is required) for purposes of (i) inspection; (ii) making repairs, additions, improvements or alterations to the Premises, any adjoining space or the Building as permitted or required under this Lease or as Landlord elects; (iii) confirming Tenant’s compliance with this Lease; and (iv) exhibiting the Premises to prospective purchasers, mortgagees or tenants.  During each entry, Landlord shall use reasonable good faith efforts to minimize interference with Tenant’s use of the Premises.  In no event shall Tenant be deemed constructively evicted nor entitled to any abatement of Rent.  Landlord shall at all times retain a mechanical or card key to all doors in or about the Premises, except Tenant’s vaults, safes and other portions of the Premises reasonably designated by Tenant in writing as “secure areas” (to which Landlord shall not be required to provide Building Standard maintenance or janitorial services).  In emergencies or if otherwise required to comply with this Lease, Landlord shall have the right to use any and all means necessary to open any doors, including doors to any designated secure areas, as may be reasonably necessary under the circumstances.  Landlord may erect scaffolding and other structures where reasonably required by the character of the work.

(b)           Project Modifications.  To alter, decorate and repair or construct new improvements upon the Project or any adjacent property, structurally or otherwise, as determined by Landlord in its sole discretion, including changing the arrangement, location and/or size of entrances, passageways, doorways, corridors, elevators, stairs, restrooms and other public components, and to place, inspect, repair and replace in the Premises (below floors, above ceilings or next to columns) any utilities, pipes, cables or similar equipment serving areas outside the Premises, or to rename the Project.

(c)           Intentionally Deleted.

(d)           Other Rights.  To take such other measures Landlord deems necessary or advisable for the ongoing operation, maintenance and protection of the Project.  Tenant shall fully cooperate with all of such further measures undertaken by Landlord.

22.           HAZARDOUS MATERIALS.

(a)           Definition.  A “Hazardous Material“ is any toxic, ignitable, reactive or corrosive substance now or hereafter regulated by any governmental authority, including any substance defined by Applicable Law as a “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “hazardous substance”, “hazardous material” or “regulated substance”.  “Contamination“ means any release or disposal of a Hazardous Material in or about the Premises or the Project which may result in a fine, use restriction, cost recovery lien, remediation requirement or other government action or imposition affecting any Landlord Party. For purposes of this Lease, Claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work.

(b)           Restrictions.  No Hazardous Material shall be brought upon, kept, used or disposed of in or about the Premises or the Project by any Tenant Party without Landlord’s prior written consent, unless Tenant (i) demonstrates to Landlord’s reasonable satisfaction that any such Hazardous Material is necessary in the ordinary course of Tenant’s business and shall be used, kept and stored in compliance with Applicable Law; and (ii) gives Landlord written notice of any such Hazardous Material, including the current material safety data sheet.

(c)           Remediation.  If Contamination occurs as a result of an act or omission of a Tenant Party, Tenant shall, at its expense, promptly take all actions necessary to comply with Applicable Law and to return the Premises, the Project and/or any adjoining property to its condition prior to such Contamination, subject to Landlord’s prior written approval of Tenant’s proposed methods, times and procedures for remediation.  Tenant shall provide Landlord reasonably satisfactory evidence that such actions shall not adversely affect any Landlord Party or Contaminated property.  Landlord may require that a representative of Landlord be present during any such actions and/or that such actions be taken after business hours.  If Tenant fails to take any necessary remediation actions within 30 days after written notice from Landlord or an authorized governmental agency, Landlord may take such actions and Tenant shall reimburse Landlord therefor, plus a 15% administrative fee, within 30 days of Landlord’s invoice.

23.           LANDLORD’S INTEREST.

(a)           Landlord’s Liability.  Landlord’s liability for failure to perform its obligations under this Lease shall be recoverable solely out of proceeds from judicial sale upon execution and levy made against Landlord’s interest in the Building.  Except as provided in the preceding sentence, Tenant waives (i) all other rights of recovery against any Landlord Party; and (ii) all Claims against any Landlord Party and Landlord’s Mortgagee for consequential, special or punitive damages allegedly suffered by any Tenant Party, including lost profits and business interruption.  No Landlord Party shall have any personal liability under this Lease.

(b)           Conveyance.  Landlord may convey any or all of its interest in this Lease or the Project at any time.  The term “Landlord” means only the owner of the Landlord’s interest in this Lease at the time in question.  Immediately upon conveyance by Landlord of such interest, the conveying party shall be released from all obligations of “Landlord” thereafter arising under this Lease, and Tenant shall attorn and look solely to the new Landlord for performance of such obligations.  Upon conveyance, the balance of any Security Deposit shall be delivered to the new Landlord and Tenant shall thereafter look solely to the new Landlord for application or return.

24.           EXECUTION AND SIGNING AUTHORITY.  Draft documents submitted for review do not convey any right to Tenant in the Premises or other space.  This Lease shall become effective only upon full execution and delivery by all parties and, if required, upon approval by Landlord’s Mortgagee.  This Lease may be executed in counterparts, each of which shall be an original and all of which shall be one and the same instrument.  Each party and its counsel have reviewed and revised this Lease after arms-length negotiations.  Accordingly, the rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease or any amendments hereof.  This Lease shall bind and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and permitted Transferees, unless otherwise expressly set forth herein.  Each individual person or entity executing this Lease as Tenant shall be jointly and severally bound and liable as “Tenant” under this Lease.  If Tenant is a legal entity, each person signing this Lease for Tenant represents and warrants to Landlord (who reserves the right to request satisfactory evidence) that he is authorized to do so without further signature or authorization from such legal entity; that this Lease is fully binding on Tenant; and that Tenant is qualified to do business in the State.  Except as otherwise expressly extended to the Landlord Parties or the Tenant Parties in this Lease, no beneficial rights are given to any third parties by or under this Lease.

25.           QUIET ENJOYMENT.  So long as Tenant performs its obligations under this Lease, it shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully Claiming through Landlord, subject to the terms of this Lease, all superior mortgages, ground leases, deeds of trust and agreements, insurance requirements, and Applicable Law.  By execution of the Lease, Tenant consents to (i) the annexation of the Project into the lands covered by the Restrictive Covenants (as defined below) and agrees that its leasehold interest and all of its rights hereunder shall be subject and subordinate to the terms and provisions of the Restrictive Covenants, and  (ii) all plats and replats of the Land, if any, in compliance with all applicable laws. The term “Restrictive Covenants“ shall mean (i) the Declaration of Covenants and Restrictions of The Woodlands Commercial Owners Association recorded in the Real Property Records of Montgomery County, Texas, under Clerk’s File No 9357930 and (ii) the Declaration of Covenants and Restrictions for The Woodlands Town Center Owners’ Association recorded in the Real Property Records of Montgomery County, Texas under Clerk’s File No. 9519690.

26.           SIGNAGE.

(a)           In General.  Tenant shall not, without Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), paint, affix, erect, display or distribute any signs, advertisements or notices upon (or visible from) the exterior of the Premises or elsewhere in the Project.  However, Tenant may display Building Standard tenant identification information approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) in the main building directory and/or adjacent to the main entrance to the Premises.

(b)           Monument Signage.  Tenant shall have the right to one back illuminated panel, including both sides, on the listing strip monument sign on Timberloch Drive through the Term. So long as (i) Tenant is not in current default under the terms of this Lease; (ii) Tenant is currently in possession of the Premises; and (iii) Tenant has obtained Landlord's approval of the sign as provided below, then Tenant may install, at Tenant's sole cost and expense, one panel of exterior Building signage on the listing strip monument sign on Timberloch Drive in an area mutually agreed upon by Landlord and Tenant (the "Sign"); provided that (a) Tenant obtains all necessary approvals, with reasonable help from Landlord, from the Improvement District of The Woodlands, the City of The Woodlands and all other governmental authorities having jurisdiction over Tenant, the Building, or the Sign, (b) the Sign conform to all applicable laws, rules and regulations of any governmental authorities having jurisdiction over the Sign or the Building, and (c) Tenant delivers to Landlord certificates of insurance evidencing that Tenant's contractors, agents, workmen, engineers or other persons installing the Sign have in effect valid workers' compensation, public liability and builder's risk insurance in amounts and with such companies and in such forms as Landlord may consider necessary or appropriate for its protection.  Following installation of the Sign, Tenant shall remain liable for all costs related to the maintenance and, if applicable, illumination of the Sign for their individual panel. The location, size, dimensions, configuration, and illumination of any such Sign shall be subject to Landlord's prior approval. Tenant must obtain Landlord's written consent to any proposed Sign prior to its fabrication and installation, and Tenant may not alter or modify any of the plans or specifications for the Sign without Landlord’s prior written consent.  Landlord reserves the right to withhold consent to any sign that, in the reasonable judgment of Landlord, is not harmonious with the design standards of the Building.  To obtain Landlord's consent, Tenant shall submit design drawings to Landlord, showing the type and sizes of all lettering; the colors, finishes and types of materials used; and (if applicable and Landlord consents) any provisions for illumination (provided that the illumination shall not consist of flashing lights or illumination which consists of changing colors or brightness).  Such Sign shall only contain letters (and, at Tenant’s option, Tenant’s logo, subject to Landlord’s approval thereof).  Tenant agrees that Landlord shall have the right to temporarily remove and replace the Sign in connection with and during the course of any repairs, changes, alterations, modifications, renovations or additions to the Building (at Landlord’s expense, unless the need for the same is due to actions of Tenant).  If during the Lease Term (and any extensions thereof) Tenant is in default under the terms of this Lease after the expiration of applicable cure periods, then Tenant's rights granted herein will terminate and Landlord may remove any such signage at Tenant's cost.  Upon expiration or earlier termination of the Lease, Tenant shall, at its sole cost and expense, remove the Sign and repair all damage caused by such removal.

(c)           Rights Reserved.  Notwithstanding anything to the contrary contained in this Paragraph 26, or in any approvals or other communications, Landlord reserves the right, in its sole discretion and at its expense, to change any existing signage or modify its signage guidelines for the Project at any time and from time to time; however, Tenant shall not be obligated to incur any out-of-pocket costs or expenses as a result of such changes, except as provided herein.

27.           CONTINGENCY.  The Premises is subject to the right of first refusal of Huntsman LLC, which Huntsman LLC must exercise, if at all, by January 12, 2007.  Consequently, this Lease shall become effective only upon the earlier of full execution and delivery by Landlord and Tenant, or upon Huntsman LLC’s failure or refusal or waiver to lease the Premises in accordance with its right of first refusal.

28.           Tenant agrees that, as between Tenant and Landlord, Landlord has the sole and absolute right to contest taxes levied against the Premises and the Property (other than taxes levied directly against Tenant’s personal property within, or sales made from, the Premises).  Therefore, Tenant, to the fullest extent permitted by law, irrevocably waives any and all rights that Tenant may have to receive from Landlord a copy of notices received by Landlord regarding the appraisal or reappraisal, for tax purposes, of all or any portion of the Premises or the Property (including, without limitation, any rights set forth in §41.413 of the Texas Property Tax Code, as such may be amended from time to time).  Additionally, Tenant, to the fullest extent permitted by law, hereby irrevocably assigns to Landlord any and all rights of Tenant to protest or appeal any governmental appraisal or reappraisal of the value of all or any portion of the Premises or the Property (including, without limitation, any rights set forth in §41.413 and §42.015 of the Texas Property Tax Code, as such may be amended from time to time).  Tenant agrees without reservation that it will not protest or appeal any such appraisal or reappraisal before a governmental taxing authority without the express written authorization of Landlord.

29.           Tenant waives its rights under the Deceptive Trade Practices-Consumer Protection Act, Section 17.41 et seq., Business & Commerce Code, a law that gives consumers special rights and protections.  After consultation with Tenant’s attorney, Tenant voluntarily consents to this waiver.

30.           Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including provisions regarding Tenant’s Share of Excess Operating Expenses) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

31.           JOINT AND SEVERAL.   If Tenant is comprised of more than one entity, the term “Tenant” as used in this Lease means all or either or any of such entities and the obligations of Tenant hereunder shall be joint and several.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ACCORDINGLY, the parties execute and deliver this Lease as of the Date of Lease.

Special Notice: This Lease contains Waivers and Indemnities which may materially affect Tenant’s rights and remedies under Applicable Law regarding this Lease, including “express negligence” provisions in Paragraph 13(f).

TENANT:

Texoga Technologies Corporation, a Texas corporation
By: /s/ STEVEN S. McGURIE
Name: Steven S. McGuire
Title: C.E.O.

Safe Renewables Corporation, a Texas corporation
By: /s/ RICHARD DeGARMO
Name: Richard DeGarmo
Title: VP Operations

LANDLORD:

NNN Waterway Plaza, LLC, NNN Waterway Plaza 1, LLC, NNN Waterway Plaza 2, LLC, NNN Waterway Plaza 3, LLC, NNN Waterway Plaza 4, LLC, NNN Waterway Plaza 5, LLC, NNN Waterway Plaza 6, LLC, NNN Waterway Plaza 7, LLC, NNN Waterway Plaza 8, LLC, NNN Waterway Plaza 9, LLC, NNN Waterway Plaza 10, LLC, NNN Waterway Plaza 11, LLC, NNN Waterway Plaza 12, LLC, NNN Waterway Plaza 13, LLC, NNN Waterway Plaza 14, LLC, NNN Waterway Plaza 15, LLC, NNN Waterway Plaza 16, LLC, NNN Waterway Plaza 17, LLC, NNN Waterway Plaza 19, LLC, NNN Waterway Plaza 20, LLC, NNN Waterway Plaza 21, LLC, NNN Waterway Plaza 23, LLC, NNN Waterway Plaza 24, LLC, NNN Waterway Plaza 25, LLC, NNN Waterway Plaza 28, LLC, NNN Waterway Plaza 29, LLC, NNN Waterway Plaza 30, LLC, NNN Waterway Plaza 31, LLC, and NNN Waterway Plaza 32, LLC, each one a Delaware limited liability company (collectively, “Landlord”) acting by and through Triple Net Properties Realty, Inc. (“Agent” for Landlord)

By: Triple Net Properties Realty, Inc., Agent for Landlord

By: /s/ KEVIN A. BARR
Its: EVP
Date: 1-16-07

EXHIBIT “A”

LEGAL DESCRIPTION OF THE PROJECT

METES AND BOUNDS DESCRIPTION
1.255 ACRE OUT OF THE
WALKER COUNTY SCHOOL LAND SURVEY, A-599
MONTGOMERY COUNTY, TEXAS

A tract or parcel of land containing 1.255 acre (54,665 square feet) situated in the Walker County School Land Survey, Abstract No. 599, Montgomery County, Texas, out of land owned by CF Woodlands Office, L.P., a Delaware Limited Partnership, by virtue of Special Warranty Deed dated December 30, 2003, as  recorded under Clerk’s File No. 2003-157664 of the Official Public Records  of Real Property Records of Montgomery County (O.P.R.R.P.M.C.), and being all of Restricted Reserve “A” of The Woodlands Metro Center Section 35, as recorded in Cabinet R, Sheet 39 of the Montgomery County Map Records (M.C.M.R.), said 1.255 acre being more particularly described by metes and bounds as follows: (The basis of bearing for this description are the calls on Timberloch Place Street dedication plat, as recorded in Cabinet C, Sheet 61 of the M.C.M.R.)

COMMENCING at a 5/8-inch iron rod found  in the intersection of the north right-of-way line of said Timberloch Place and the southerly end of a cutback to the west right-of-way line of Woodloch Forest Drive as recorded under Clerk’s File No. 99002791 of the M.C.R.P.R. and in Cabinet Q, Sheet 53 of the M.C.M.R., having a 1927 Texas State Plane Coordinate Value of X= 3,119,908.20 (E), Y=862,390.46 (N), and bearing SOUTH 36 degrees 29 minutes 50 seconds EAST, 5,837.70 feet from the northwest corner of said Walker County School Land Survey, A-599;

THENCE NORTH 41 degrees 48 minutes 22 seconds EAST, 34.49 feet along said cutback to a an “X” found in concrete;

THENCE NORTH 04 degrees 34 minutes 26 seconds WEST, 7.03 feet along said west right-of-way line of Woodloch Forest Drive to a 5/8-inch iron rod found at a point of curvature;

THENCE NORTHERLY along a curve to the right and said west right-of-way line of Woodloch Forest Drive through a central angle of 02 degrees 59 minutes 58 seconds to a 5/8-inch iron rod found at a point of tangency, said curve having a radius of 1,060.00 feet, an arc length of 55.49 feet, and a long chord bearing NORTH 03 degrees 04 minutes 27 seconds WEST, 55.48 feet;

THENCE NORTH 04 degrees 18 minutes 28 seconds WEST, 161.68 feet along said west line of Woodloch Forest Drive to an “X” set in concrete at the POINT OF BEGINNING and the southeast corner of the herein described tract, and having a 1927 Texas State Plane Coordinate Value of X= 3,119,915.51 (E), Y= 862,639.80 (N);

THENCE SOUTH 89 degrees 58 minutes 38 seconds WEST, 358.89 feet to a 5/8-inch iron rod with cap found for the southwest corner of the herein described tract;

THENCE NORTH 83.37 feet to a 5/8-inch iron rod with cap found for the northwest corner of the herein described tract;

A-i

THENCE NORTHEASTERLY along a curve to the left through a central angle of 22 degrees 15 minutes 41 seconds to a 5/8-inch iron rod with cap set for a northwesterly corner of the herein described tract, said curve having a radius of 70.00 feet, an arc length of 27.20 feet, and a long chord bearing NORTH 59 degrees 57 minutes 16 seconds EAST, 27.03 feet;

THENCE EASTERLY along a curve to the right through a central angle of 55 degrees 23 minutes 07 seconds to a 5/8-inch iron rod with cap set for a northeasterly corner of the herein described tract, said curve having a radius of 320.83 feet, an arc length of 310.13 feet and a long chord bearing NORTH 76 degrees 30 minutes 59 seconds EAST, 298.20 feet;

THENCE EASTERLY along a curve to the left through a central angle of 15 degrees 09 minutes 37 seconds to a 5/8-inch iron rod with cap set for a northeasterly corner of the herein described tract, said curve having a radius of 110.00 feet, an arc length of 29.11 feet, and a long chord bearing SOUTH 83 degrees 22 minutes 17 seconds EAST, 29.02 feet;

THENCE NORTH 89 degrees 02 minutes 55 seconds EAST, 14.22 feet to a 5/8-inch iron rod with cap found for the northeast corner of the herein described tract, lying in said west right-of-way line of Woodloch Forest Drive;

THENCE SOUTH 01 degrees 25 minutes 35 seconds WEST, 35.79 feet along said west right-of-way line of Woodloch Forest Drive to a 5/8-inch iron rod with cap found for a northeasterly corner of the herein described tract;

THENCE SOUTH 00 degrees 29 minutes 45 seconds EAST, 93.61 feet along said west line of Woodloch Forest Drive to an “X” found in concrete for a southeasterly corner of the herein described tract;

THENCE SOUTH 04 degrees 18 minutes 28 seconds EAST, 33.88 feet along said west line of Woodloch Forest Drive to the POINT OF BEGINNING, containing 1.255 acre (54,665 square feet) of land.  Reference is made to the above description on Drawing No. C-546 in the office of S & V Surveying, Inc.

Tract 2:
A tract or parcel of land containing 1.776 acre (77,372 square feet) situated in the Walker County School Land Survey, Abstract No. 599, Montgomery County, Texas, out of land owned by  CF Woodlands Office, L.P., a Delaware Limited Partnership, by virtue of Special Warranty Deed dated December 30, 2003, as  recorded under Clerk’s File No. 2003-157664 of the Official Public Records of Real Property of Montgomery County (O.P.R.R.P.M.C.), and being all of Restricted Reserve “C” of The Woodlands Metro Center Section 35, as recorded in Cabinet R, Sheet 39 of the Montgomery County Map Records (M.C.M.R.), said 1.776 acre tract being more particularly described by metes and bounds as follows: (The basis of bearing for this description are the calls on Timberloch Place Street dedication plat, as recorded in Cabinet C, Sheet 61 of the M.C.M.R.)

COMMENCING at a 5/8-inch iron rod found in the intersection of the north right-of-way line of said Timberloch Place and the southerly end of a cutback to the west right-of-way line of Woodloch Forest Drive as recorded under Clerk’s File No. 99002791 of the O.P.R.R.P.M.C. and in Cabinet Q, Sheet 53 of the M.C.M.R., having a 1927 Texas State Plane Coordinate Value of X= 3,119,908.20 (E), Y=862,390.46 (N), and bearing SOUTH 36 degrees 29 minutes 50 seconds EAST, 5,837.70 feet from the northwest corner of said Walker County School Land Survey, A-599;

A-ii

THENCE SOUTH 88 degrees 11 minutes 10 seconds WEST, 253.91 feet along the said north right-of-way line of Timberloch Place to a 5/8-inch iron with cap set for the POINT OF BEGINNING and a southeasterly corner of the herein described tract, and having a 1927 Texas State Plane Coordinate Value of X = 3,119,654.42 (E),   Y = 862,382.43 (N);

THENCE SOUTH 88 degrees 11 minutes 10 seconds WEST, 163.43 feet along said north line of Timberloch Place to a 5/8-inch iron rod with cap set for a southerly corner of the herein described tract;

THENCE NORTH 00 degrees 04 minutes 07 seconds WEST, 30.60 feet to a 5/8-inch iron rod with cap found for a southerly interior corner of the herein described tract, lying on the face of a parking garage building;

THENCE SOUTH 89 degrees 55 minutes 53 seconds WEST, 130.00 feet along said face of the parking garage building to a 5/8-inch iron rod with cap found for a southwesterly corner of the herein described tract;

THENCE NORTH 00 degrees 02 minutes 15 seconds WEST, 231.87 feet along said face of the parking garage building to a 5/8-inch iron rod with cap found for the northwest corner of the herein described tract;
THENCE NORTH 89 degrees 58 minutes 38 seconds EAST, 351.56 feet along said face of the parking garage building to a 5/8-inch iron rod with cap set for the northeast corner of the herein described tract;

THENCE SOUTH 00 degrees 09 minutes 46 seconds WEST, 27.58 feet to a 5/8-inch iron rod with cap found for a northeasterly corner of the herein described tract;

THENCE WEST, 41.07 feet to a 5/8-inch iron rod with cap set for a northeasterly interior corner of the herein described tract;

THENCE SOUTH, 189.16 feet to a 5/8-inch iron rod with cap set for a southeasterly corner of the herein described tract, lying in the north line of a Lift Station Easement as recorded under Clerk’s File No. 8022242 of the O.P.R.R.P.M.C.;

THENCE SOUTH 88 degrees 11 minutes 10 seconds WEST, 18.15 feet along the said north line of the Lift Station Easement to a 5/8-inch iron rod with cap set for a southeasterly interior corner of the herein described tract;

THENCE SOUTH 01 degrees 48 minutes 50 seconds EAST, 40.00 feet along the west line of said Lift Station Easement to the POINT OF BEGINNING, containing 1.776 acre (77,372 square feet) of land.  Reference is made to the above description on Drawing No. C-546 in the office of S & V Surveying, Inc.

S & V SURVEYING, INC.

A-iii

EXHIBIT “A-1”

LEGAL DESCRIPTION OF THE OFFICE COMPLEX

A tract or parcel of land containing 1.255 acre (54,665 square feet) situated in the Walker County School Land Survey, Abstract No. 599, Montgomery County, Texas, out of land owned by Woodlands VTO 2000 Land, L.P., a Texas Limited Partnership, by virtue of Special Warranty Deed dated July 31, 2000 recorded under Clerk’s File No. 2000-063910 of the Montgomery County Real Property Records (M.C.R.P.R.), said 1.255 acre being more particularly described by metes and bounds as follows: (The basis of bearing for this description are the calls on Timberloch Place Street dedication plat, as recorded in Cabinet “C,” Sheet 61 of the Montgomery County Map Records (M.C.M.R.)

COMMENCING at a 5/8-inch iron rod set in the intersection of the north right-of-way line of said Timberloch Place and the southerly end of a cutback to the west right-of-way line of Woodloch Forest Drive as recorded under Clerk’s File No. 99002791 of the M.C.R.P.R., having a 1927 Texas State Plane Coordinate Value of X= 3,119,908.20 (E), Y=862,390.46 (N), and bearing SOUTH 36 degrees 29 minutes 50 seconds EAST, 5,837.70 feet from the northwest corner of said Walker County School Land Survey, A-599;

THENCE NORTH 41 degrees 48 minutes 22 seconds EAST, 34.49 feet along said cutback to a an “X” set in concrete;

THENCE NORTH 04 degrees 34 minutes 26 seconds WEST, 7.03 feet along said west line of Woodloch Forest Drive to a 5/8-inch iron rod set at a point of curvature;

THENCE NORTHERLY along a curve to the right and said west line of Woodloch Forest Drive through a central angle of 02 degrees 59 minutes 58 seconds to a 5/8-inch iron rod set at a point of tangency, said curve having a radius of 1,060.00 feet, an arc length of 55.49 feet, and a long chord bearing NORTH 03 degrees 04 minutes 27 seconds WEST, 55.48 feet;

THENCE NORTH 04 degrees 18 minutes 28 seconds WEST, 161.68 feet along said west line of Woodloch Forest Drive to an “X” set in concrete at the POINT OF BEGINNING and the southeast corner of the herein described tract, and having a 1927 Texas State Plane Coordinate Value of X= 3,119,915.51(E), Y= 862,639.80 (N);

THENCE SOUTH 89 degrees 58 minutes 38 seconds WEST, 358.89 feet to a 5/8-inch iron rod set at the southwest corner of the herein described tract;

THENCE NORTH 83.37 feet to a 5/8-inch iron rod set at the northwest corner of the herein described tract;

THENCE NORTHEASTERLY along a curve to the left through a central angle of 22 degrees 15 minutes 41 seconds to a 5/8-inch iron rod set at a northwesterly corner of the herein described tract, said curve having a radius of 70.00 feet, an arc length of 27.20 feet, and a long chord bearing NORTH 59 degrees 57 minutes 16 seconds EAST, 27.03 feet;

THENCE EASTERLY along a curve to the right through a central angle of 55 degrees 23 minutes 07 seconds to a 5/8-inch iron rod set at a northeasterly corner of the herein described tract, said curve having a radius of 320.83 feet, an arc length of 310.13 feet and a long chord bearing NORTH 76 degrees 30 minutes 59 seconds EAST, 298.20 feet;

A-1-i

THENCE EASTERLY along a curve to the left through a central angle of 15 degrees 09 minutes 37 seconds to a 5/8-inch iron rod set at a northeasterly corner of the herein described tract, said curve having a radius of 110.00 feet, an arc length of 29.11 feet, and a long chord bearing SOUTH 83 degrees 22 minutes 17 seconds EAST, 29.02 feet;

THENCE NORTH 89 degrees 02 minutes 55 seconds EAST, 14.22 feet to a 5/8-inch iron rod set at the northeast corner of the herein described tract, lying in said west line of Woodloch Forest Drive;

THENCE SOUTH 01 degrees 25 minutes 35 seconds WEST, 35.79 feet along said west line of Woodloch Forest Drive to a 5/8-inch iron rod set at a northeasterly corner of the herein described tract;

THENCE SOUTH 00 degrees 29 minutes 45 seconds EAST, 93.61 feet along said west line of Woodloch Forest Drive to an “X” set in concrete at a southeasterly corner of the herein described tract;

THENCE SOUTH 04 degrees 18 minutes 28 seconds EAST, 33.88 feet along said west line of Woodloch Forest Drive to the POINT OF BEGINNING, containing 1.255 acre (54,665 square feet) of land. Reference is made to the above description on Drawing No. C-546 in the office of S & V Surveying, Inc.

A tract or parcel of land containing 1.776 acre (77,372 square feet) situated in the Walker County School Land Survey, Abstract No. 599, Montgomery County, Texas, out of land owned by Woodlands VTO 2000 Land, L.P., a Texas Limited Partnership, by virtue of Special Warranty Deed dated July 31, 2000 recorded under Clerk’s File No. 2000-063910 of the Montgomery County Real Property Records (M.C.R.P.R.), said 1.776 acre tract being more particularly described by metes and bounds as follows: (The basis of bearing for this description are the calls on Timberloch Place Street dedication plat, as recorded in Cabinet “C,” Sheet 61 of the Montgomery County Map Records (M.C.M.R.)

COMMENCING at a 5/8-inch iron rod set in the intersection of the north right-of-way line of said Timberloch Place and the southerly end of a cutback to the west right-of-way line of Woodloch Forest Drive as recorded under Clerk’s File No. 99002791 of the M.C.R.P.R., having a 1927 Texas State Plane Coordinate Value of X= 3,119,908.20 (E), Y=862,390.46 (N), and bearing SOUTH 36 degrees 29 minutes 50 seconds EAST, 5,837.70 feet from the northwest corner of said Walker County School Land Survey, A-599;

THENCE SOUTH 88 degrees 11 minutes 10 seconds WEST, 253.91 feet along the said north line of Timberloch Place to the POINT OF BEGINNING and a southeasterly corner of the herein described tract, and having a 1927 Texas State Plane Coordinate Value of X = 3,119,654.42 (E), Y = 862,382.43 (N);

THENCE SOUTH 88 degrees 11 minutes 10 seconds WEST, 163.43 feet along said north line of Timberloch Place to a 5/8-inch iron rod set at a southerly corner of the herein described tract;

THENCE NORTH 00 degrees 04 minutes 07 seconds WEST, 30.60 feet to a southerly interior corner of the herein described tract, lying on the face of a parking garage building;

A-1-ii

THENCE SOUTH 89 degrees 55 minutes 53 seconds WEST, 130.00 feet along said face of the parking garage building to a southwesterly corner of the herein described tract;

THENCE NORTH 00 degrees 02 minutes 15 seconds WEST, 231.87 feet along said face of the parking garage building to a 5/8-inch iron rod set at the northwest corner of the herein described tract;

THENCE NORTH 89 degrees 58 minutes 38 seconds EAST, 351.56 feet along said face of the parking garage building to a 5/8-inch iron rod set at the northeast corner of the herein described tract;

THENCE SOUTH 00 degrees 09 minutes 46 seconds WEST, 27.58 feet to a 5/8-inch iron rod set at a northeasterly corner of the herein described tract;

THENCE WEST, 41.07 feet to a 5/8-inch iron rod set at a northeasterly interior corner of the herein described tract;

THENCE SOUTH, 189.16 feet to a 5/8-inch iron rod set at a southeasterly corner of the herein described tract, lying in the north line of a Lift Station Easement as recorded under Clerk’s File No. 8022242 of the M.C.R.P.R.;

THENCE SOUTH 88 degrees 11 minutes 10 seconds WEST, 18.15 feet along the said north line of the Lift Station Easement to a 5/8-inch iron rod set at a southeasterly interior corner of the herein described tract;

THENCE SOUTH 01 degrees 48 minutes 50 seconds EAST, 40.00 feet along the west line of said Lift Station Easement to the POINT OF BEGINNING, containing 1.776 acre (77,372 square feet) of land. Reference is made to the above description on Drawing No. C-546 in the office of S & V Surveying, Inc.

A tract or parcel of land containing 1.453 acre (63,293 square feet) situated in the Walker County School Land Survey, Abstract No. 599, Montgomery County, Texas, out of land owned by The Woodland Land Development Company, L.P., a Texas Limited Partnership, by virtue of Deed from The Woodlands Commercial Properties Company, L.P., a Texas Limited Partnership, dated August 17, 1999 recorded under Clerk’s File No. 99069028 of the Montgomery County Real Property Records (M.C.R.P.R.), said 1.453 acre being more particularly described by metes and bounds as follows: (The basis of bearing for this description are the calls on Timberloch Place Street dedication plat, as recorded in Cabinet “C,” Sheet 61 of the Montgomery County Map Records (M.C.M.R.)

BEGINNING at a 5/8-inch iron rod set in the intersection of the north right-of-way line of said Timberloch Place and the southerly end of a cutback to the west right-of-way line of Woodloch Forest Drive as recorded under Clerk’s File No. 99002791 of the M.C.R.P.R., having a 1927 Texas State Plane Coordinate Value of X= 3,119,908.20 (E), Y=862,390.46 (N), and bearing SOUTH 36 degrees 29 minutes 50 seconds EAST, 5,837.70 feet from the northwest corner of said Walker County School Land Survey, A-599;

THENCE SOUTH 88 degrees 11 minutes 10 seconds WEST, 253.91 feet along the said north line of Timberloch Place to a 5/8-inch iron rod set at the southwest corner of the herein described tract and the southwest corner of a Lift Station Easement as recorded under Clerk’s File No. 8022242 of the M.C.R.P.R.;

A-1-iii

THENCE NORTH 01 degrees 48 minutes 50 seconds WEST, 40.00 feet along the west line of said Lift Station Easement to a 5/8-inch iron rod set at the northwest corner of said Lift Station Easement and a southwesterly corner of the herein described tract;

THENCE NORTH 88 degrees 11 minutes 10 seconds EAST, 18.15 feet along the north line of said Lift Station Easement to a 5/8-inch iron rod set at a southwesterly interior corner of the herein described tract;

THENCE NORTH, 189.16 feet to a 5/8-inch iron rod set at a northwesterly corner of the herein described tract;

THENCE EAST, 41.07 feet to a 5/8-inch iron rod set at a northwesterly interior corner of the herein described tract;

THENCE NORTH 00 degrees 09 minutes 46 seconds EAST, 27.58 feet to a 5/8-inch iron rod set at a northwesterly corner of the herein described tract;

THENCE NORTH 89 degrees 58 minutes 38 seconds EAST, 203.06 feet to an “X” set in concrete at the northeast corner of the herein described tract, lying in said west line of Woodloch Forest Drive;

THENCE SOUTH 04 degrees 18 minutes 28 seconds EAST, 161.68 feet along said west line of Woodloch Forest Drive to a 5/8-inch iron rod found at a point of curvature and a southeasterly corner of the herein described tract;

THENCE SOUTHERLY along a curve to the left and said west line of Woodloch Forest Drive through a central angle of 02 degrees 59 minutes 58 seconds to a 5/8-inch iron rod set at a southeasterly corner of the herein described tract, said curve having a radius of 1,060.00 feet, an arc length of 55.49 feet, and a long chord bearing SOUTH 03 degrees 04 minutes 27 seconds EAST, 55.48 feet;

THENCE SOUTH 04 degrees 34 minutes 26 seconds EAST, 7.03 feet along said west line of Woodloch Forest Drive to an “X” set in concrete at a southeasterly corner of the herein described tract;

THENCE SOUTH 41 degrees 48 minutes 22 seconds WEST, 34.49 feet along said cutback from said west line of Woodloch Forest Drive to said north line of Timberloch Place to the POINT OF BEGINNING, containing 1.453 acre (63,293 square feet) of land. Reference is made to the above description on Drawing No. C-546 in the office of S & V Surveying, Inc.

A-1-iv

EXHIBIT “B”

FLOOR PLAN OF PREMISES

[SEE ATTACHED]

B-i

ELEVATOR LOBBY
STAIR A
STAIR B
ELECTRICAL

Texoga
SUITE 900
16,384 RSF

WATERWAY PLAZA ONE

ZIEGLER COOPER COMPUTERIZED ARCHITECTURAL DOCUMENTATION

13DEC06

LEVEL 9

50295.50

B-ii

EXHIBIT “C”

INTENTIONALLY DELETED

C-2-i

EXHIBIT “D”

CERTIFICATE OF ACCEPTANCE OF PREMISES

(Sample Only)

Re:           Office Lease dated   January 16 , 2007, between   Triple Net Properties Realty, Inc.   (“Landlord”) and   Texoga Technologies Corporation   (“Tenant”) for approximately 16,384   RSF of Premises on the   9th   floor of Waterway Plaza One

Landlord and Tenant agree that:
A.	Except for those items shown on the attached “punch list”, if any, Landlord has fully completed all Work required under the terms of the Lease.

B.
The Premises are usable by Tenant as intended; Landlord has no further obligation to perform any Work or other construction (except as specified in the punch-list), and Tenant acknowledges that both the Building and the Premises are satisfactory in all respects.

C.	The Commencement Date of the Lease is March 1 , 200..7 .

D.	The Expiration Date of the Lease is the last day of March 2017.

E.	Tenant’s Address at the Premises after the Commencement Date is:

Attention: Steven S. McGuire Telephone: (281) 364-9500 Facsimile: (281) 364-7590
All other terms and conditions of the Lease are ratified and acknowledged to be unchanged.
EXECUTED as of   January 16 , 200  7 .

TENANT:

Texoga Technologies Corporation, a Texas corporation
By: /s/ STEVEN S. McGURIE
Name: Steven S. McGuire
Title: C.E.O.

Safe Renewables Corporation, a Texas corporation
By: /s/ RICHARD DeGARMO
Name: Richard DeGarmo
Title: VP Operations

LANDLORD:

NNN Waterway Plaza, LLC, NNN Waterway Plaza 1, LLC, NNN Waterway Plaza 2, LLC, NNN Waterway Plaza 3, LLC, NNN Waterway Plaza 4, LLC, NNN Waterway Plaza 5, LLC, NNN Waterway Plaza 6, LLC, NNN Waterway Plaza 7, LLC, NNN Waterway Plaza 8, LLC, NNN Waterway Plaza 9, LLC, NNN Waterway Plaza 10, LLC, NNN Waterway Plaza 11, LLC, NNN Waterway Plaza 12, LLC, NNN Waterway Plaza 13, LLC, NNN Waterway Plaza 14, LLC, NNN Waterway Plaza 15, LLC, NNN Waterway Plaza 16, LLC, NNN Waterway Plaza 17, LLC, NNN Waterway Plaza 19, LLC, NNN Waterway Plaza 20, LLC, NNN Waterway Plaza 21, LLC, NNN Waterway Plaza 23, LLC, NNN Waterway Plaza 24, LLC, NNN Waterway Plaza 25, LLC, NNN Waterway Plaza 28, LLC, NNN Waterway Plaza 29, LLC, NNN Waterway Plaza 30, LLC, NNN Waterway Plaza 31, LLC, and NNN Waterway Plaza 32, LLC, each one a Delaware limited liability company (collectively, “Landlord”) acting by and through Triple Net Properties Realty, Inc. (“Agent” for Landlord)

By:Triple Net Properties Realty, Inc., Agent for Landlord

By: /s/ KEVIN A. BARR
Its: EVP
Date: 1-16-07

EXHIBIT “E”

RULES AND REGULATIONS

PASSAGE WAY OBSTRUCTION
The sidewalks, entries, passages, courts, lobbies, corridors and stairways shall not be obstructed by any Tenant, its employees, contractors or agents, or used by them for other purposes than for ingress and egress to and from their respective suites.

UPKEEP OF PREMISES
All glass, locks and trimmings in or about the doors and windows, and all electric globes and shades belonging to the Building shall be kept whole, and whenever broken by the Tenant or its agents or invitees, shall be immediately replaced or repaired and put in order by Tenant under the direction and to the satisfaction of Landlord, and on removal shall be left whole and in good repair.

SKYLIGHTS AND WINDOWS
No floors, skylights or windows that reflect or admit light into the corridors or passage-ways, or to any other place in the Building, shall be covered or obstructed by any Tenant.  If Tenant desires blinds or window coverings, they must be of such shade, color, material and make as shall be prescribed by Landlord (and any awning proposed may be prohibited by Landlord).

SIGNAGE
No sign, advertisement, display, notice, or other lettering shall be exhibited, inscribed, painted or affixed on any part of the outside of the Premises, or inside, if visible from the outside of the Building, unless Landlord has approved in writing the color, size, style, and location thereof in the Building.  There shall be no duty on Landlord to allow any sign, advertisement or notice to be inscribed, painted or affixed on any part of the inside or outside of the Building unless provided for in the Lease.  In addition, no symbol, design, mark, or insignia adopted by Landlord for Waterway Plaza, or any part thereof, shall be used in connection with the conduct of Tenant’s business in the Premises or elsewhere, without the prior written consent of Landlord.  Signs on doors will be placed for Tenant by a tradesman appointed by Landlord, the cost to be paid by Tenant.  A directory in a conspicuous place, with names of the Tenants, will be provided by Landlord; any necessary revision in this will be made by Landlord within a reasonable time after notice from Tenant of the error or change making the revision necessary.  No furniture shall be placed in front of the Building or in any lobby or corridor without written consent of Landlord.  Landlord shall have the right to remove all such signs and furniture without notice to Tenant, at the expense of Tenant.

NOISE
No person shall disturb the occupants of the Building by the use of any musical instruments, the making of unseemly noises, by the emission of odors or in any other way.  No dogs or other animals shall be allowed in the Building, except for guide animals of disabled persons.  Guide animals, however, must not bother, threaten, or harm persons unless provoked.

E-i

USE OF PREMISES

No portion of the Building shall be used for living, sleeping, residential or lodging purposes, or for any immoral or unlawful purposes.

FIRE PROTECTION
Tenant shall not do or permit anything to be done in the Premises or the common areas of the Building, or bring or keep anything therein, which might invalidate or increase the rate of or make inoperative fire insurance on the Building or property kept therein, or any other insurance policy carried by Landlord on the Building or any part thereof, or obstruct or interfere with the rights of other Tenants, or in any way injure or annoy them, or conflict with the laws relating to fire, or with any regulations of the fire department, or conflict with any of the rules or ordinances of any city, county, state or federal authority.  Tenant shall not be permitted to use or keep in the Premises or any portion of the Building any kerosene, camphene or other burning or flammable fluids or explosives without the prior approval of Landlord.

PARKING
All vehicles will be parked within striped lanes.  Parking across the stripes or in unmarked areas, blocking of walkways, loading areas, entrances or driveways will not be permitted.  Unauthorized cars will not be allowed in the reserved parking areas.  Should such a situation exist, Landlord, at its option, shall have the right to tow such vehicle away at the owner’s expense. No overnight parking or vehicle storage is permitted in the parking garage.

BICYCLES
No bicycles or similar vehicles will be allowed in the Building.

JANITORIAL SERVICE
No Tenant shall employ any person or persons other than the janitor of the Landlord for the purpose of cleaning or taking care of the premises leased, without the written consent of Landlord.  Landlord shall be in no way responsible to any Tenant for any loss of property from the leased premises, however occurring, or for any damage done to the furniture by the janitor or any of its employees, or by any other person or persons whomsoever.  Any person or persons employed by Tenant, with the written consent of Landlord, must be subject to and under the control and direction of the janitor of the Building at all times while working in the Building.  The janitor of the Building may at all times keep a pass key.  The janitor and other agents of Landlord shall at all times be allowed admittance to said leased premises.

NON-STANDARD CLEANING AND MAINTENANCE
If Tenant requires cleaning or maintenance of specialty equipment or non-standard tenant improvement furnishings (i.e., glass panels, special art decor, non-standard floor coverings, non-standard lighting and specialized equipment) as determined by Landlord, Tenant shall pay any additional cost attributable thereto, plus 15% overhead.

EXCESS TRASH DISPOSAL
In the event Tenant must dispose of crates, boxes, etc., which will not fit into standard office waste paper baskets, it will be the responsibility of Tenant to dispose of same.  In no event will Tenant set such items in the public areas of the Building. Landlord will not be responsible for the disposal of computers and/or office equipment including any trash that will not fit into a standard waste paper basket.

E-ii

DEBRIS AND WASTE MATERIAL
Nothing shall be thrown out of the windows of the Building, or down the stairways or other passages.  Tenant will dispose of only Waste Materials in its waste paper baskets.  Waste material is all solid waste (including recyclable materials) generated by Tenant, specifically excluding any radioactive, volatile, corrosive, highly flammable explosive, biomedical, infectious bio-hazardous, toxic or hazardous material defined by applicable federal, state or local regulations.

CARPET DAMAGE
Tenant will be responsible for any damage to carpeting and flooring as a result of rust or corrosion of file cabinets, water staining from planters, drink spills, excessive wearing by roller chairs and metal objects.

MOVES
Movement in or out of the Building of furniture, equipment or materials which requires use of elevators or stairways, or movement through the Building entrances or lobby, shall be under the supervision of, and shall be restricted to hours designated by Landlord.  Such movement shall be carried out in the manner agreed upon between Tenant and Landlord by prearrangement before performance.  At the time of such prearrangement, Landlord will set time, method and routing of movement as well as limitations imposed by safety or other concerns which may prohibit any item from being brought into the Building.  Tenant assumes, and shall indemnify Landlord against, all risks and claims of damage to persons and/or properties arising in connection with any said movement.

Moves are to be scheduled, unless otherwise provided, for after 5:30 p.m. Monday through Friday, and  from 9:00 a.m. to 5:00 p.m. on Saturdays and Sundays, excluding Holidays.

HEAVY EQUIPMENT
All safes or other heavy articles shall be carried up or into the premises only at such times and in such manner as shall be prescribed by Landlord, and Landlord shall in all cases have the right to specify the proper weight and position of any such safe or other heavy article.  Any damage done to the Building by taking in or removing any safe or from overloading any floor in any way shall be paid by Tenant.  Defacing or injuring in any way any part of the Building by Tenant, its agents or servants, shall be paid for by Tenant.

BUILDING HOURS
Landlord designates the following hours during which the Building will be in operation:  7:00 am to 6:00 pm Monday through Friday, and 8:00 am to 1:00 pm on Saturday, exclusive of Holidays.

PROTECTION OF PREMISES
Tenant shall have the responsibility for protecting the Premises from theft, robbery and pilferage.

AFTER HOURS AIR CONDITIONING AND HEATING
In the event Tenant desires air conditioning or heating service other than during standard operating hours, the request must be made in writing to Landlord by 12noon the business day prior to requested date. This service will be made available at Landlord’s then prevailing rate established on an hourly basis, currently $42.00 per hour with a two hour minimum. There is no charge for air conditioning and heating on Saturday between 8:00 am – 1:00 pm, however, air for this period must be requested in advance and will be programmed on an as-needed basis.

E-iii

WATER USAGE
The water closets and other water fixtures shall not be used for any purpose other than those for which they were intended, and any damage resulting to them from misuse, or the defacing or injury of any part of the Building shall be borne by the person who shall occasion it.  No person shall waste water by interfering with the faucets or otherwise.

LOCKS AND KEYS
Landlord agrees to furnish Tenant two keys for the doors entering the Building, Tenant’s suite and each entry door therein.  Any additional keys will be furnished at a rate of $3.50 per key.  No additional locks shall be placed upon any doors without the written consent of Landlord, nor shall any duplicate keys be made.  All necessary keys shall be furnished by Landlord, and the same shall be surrendered upon the termination of this lease, and Tenant shall then give to Landlord or its agents explanation of the combination of all locks upon the doors of vaults.

ELECTRICAL AND TELEPHONE SERVICE
If Tenant desires telegraphic, telephonic or other electric connections, Landlord or its agents will direct the electricians as to where and how the wires may be introduced, and without such direction no boring or cutting for wires will be permitted.  Access to any mechanical, electrical or telephone rooms must be approved by Landlord.

ALTERATIONS AND CONTRACTOR APPROVAL
All contractors and/or technicians performing any alterations for Tenant within the Building must be approved by Landlord prior to commencement, provide approved certificate of insurance, and execute proper lien waivers.

ANTENNAE AND AERIALS
No aerial or antenna, including but not limited to, a satellite dish, shall be erected on the roof or exterior walls of the Premises or Building in which the Premises is a part without, in each instance, the prior written consent of Landlord.  Any aerial or antenna so installed without such written consent shall be subject to removal by Landlord without notice at any time.

ADDITIONAL RULES AND REGULATIONS
Landlord reserves the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Building and its occupants and for the preservation of good order therein.

E-iv

EXHIBIT “F-1”

ACORD ™ CERTIFICATE OF LIABILITY INSURANCE	DATE (MM/DD/YY)
PRODUCER ADDRESS
THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER.  THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

COMPANIES AFFORDING COVERAGE
COMPANY A
INSURED	COMPANY B
COMPANY C
COMPANY D
COVERAGES
THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED, NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN.  THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES.  LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

CO LTR	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS
A	GENERAL LIABILITY	GENERAL AGGREGATE	$ 1000000
X	COMMERCIAL GENERAL LIABILITY	PRODUCTS – COMP/OP AGG	$
CLAIMS MADE	X	OCCUR	PERSONAL & ADV INJURY	$
OWNERS & CONTRACTOR’S PROT __________________________________	EACH OCCURRENCE	$
FIRE DAMAGE (Any one fire)	$ 50000
MED EXP (Any one person)	$ 5000
B	AUTOMOBILE LIABILITY	COMBINED SINGLE LIMIT	$ 1000000
X	ANY AUTO	BODILY INJURY (Per person)	$
ALL OWNED AUTOS
SCHEDULED AUTOS	BODILY INJURY (Per accident)	$
X	HIRED AUTOS
X	NON-OWNED AUTOS	PROPERTY DAMAGE	$
_____________________________________

GARAGE LIABILITY	AUTO ONLY – EA ACCIDENT	$
ANY AUTO __________________________________	OTHER THAN AUTO ONLY:
EACH ACCIDENT	$
AGGREGATE	$
C	EXCESS LIABILITY	EACH OCCURRENCE	$ 5000000
X	UMBRELLA FORM OTHER THAN UMBRELLA FORM	AGGREGATE	$ 5000000
$
D	WORKERS COMPENSATION AND EMPLOYERS’ LIABILITY	WC STATU- OTHER TORY LIMITS
THE PROPRIETOR/ PARTNERS/EXECUTIVE OFFICERS ARE:	INCL EXCL	EL EACH ACCIDENT	$ 1000000
EL DISEASE – POLICY LIMIT	$ 1000000
EL DISEASE – EA EMPLOYEE	$ 1000000
OTHER
DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/SPECIAL ITEMS
_________________________________, its successors and/or assigns are Additional Insured’s on General Liability & Auto Liability with Waivers of Subrogation on General Liability, Auto Liability & Employers Liability.  Insured’s Insurance is Primary w/Agg. per Loc.

CERTIFICATE HOLDER	CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING COMPANY WILL ENDEAVOR TO MAIL  30  DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE COMPANY, ITS AGENTS OR REPRESENTATIVES.

AUTHORIZED REPRESENTATIVE
ACORD 25-S (1/95) ©ACORD CORPORATION 1988

F-1-i

EXHIBIT “F-2”

F-2-i

SCHEDULE 1

OPERATING EXPENSE ALLOCATIONS

The Office Complex includes another building called “Waterway Plaza Two” which will share certain common benefits, including the Parking Facilities, with the Project.  The allocation of common Operating Expenses for the Office Complex is as follows:

Waterway Plaza One -	223,516 sqft = 61.06%
Waterway Plaza Two -	142,558 sqft = 38.94%
Total -	366,074 sqft = 100%

Schedule 1

EXHIBIT “G”

JANITORIAL SPECIFICATIONS

DAILY SERVICES - OFFICES, PUBLIC AREAS (Mon.-Fri. 5:30 p.m. - 10:30 p.m.)
Services subject to change based on annual contract between Landlord and provider

1.      Empty waste receptacles, transfer to designated location for removal.

2.      Sweep hard surface flooring.

3.      Empty and clean ashtrays from outside receptacles.  Empty debris from sand urns, smooth sand, and replace when necessary.

4.      Wash, clean and disinfect dispensing area of water fountains and coolers in building common hallways. Wash metal housings and shiny metal fixture units.

5.      Use lights only in areas being cleaned.

6.      Vacuum carpeted areas.  All traffic lane areas of tenant spaces and common corridors will be vacuumed with a machine which utilizes an agitation device.

7.      Sweep stairwells and dust handrails.

8.      Police sidewalks at lobby entrance and exterior break areas, picking up trash and cleaning as needed.

9.      Spot clean walls within reach. Vacuum and spot clean all elevators thoroughly - floors, walls, tracks, phones, etc.

10.           Remove main entrance door mats, vacuum mats and return to proper location.

11.           Remove smudges, fingerprints within reach from doors and door jams.

12.           Clean elevator door tracks.

NIGHTLY SERVICES - LAVATORIES

1.      Wet mop thoroughly and disinfect lavatory floors.

2.      Polish mirrors, brightwork, enameled surfaces.

3.      Wash and disinfect all basins, bowls and urinals.

4.      Hand dust, clean and disinfect all partitions, counter tops, tile ledges, hand towel, toilet tissue and sanitary napkin dispensers.

G-i

5.      Clean and fill toilet tissue, hand soap, hand towel, and sanitary napkin dispensers.

6.      Empty and clean all waste receptacles.

7.      Remove smudges, fingerprints and scuff marks from both sides of entry doors.

WEEKLY SERVICES

8.      Remove fingerprints, smudges, and scuff marks from vertical and horizontal surfaces within reach.  This includes, but may not be limited to, doors and walls.

9.      Polish elevator door tracks.

MONTHLY SERVICES

10.           Wash down ceramic tile walls in lavatory compartment partitions.

11.           Shampoo interior and exterior mats.

12.           Perform high and low dusting, including cleaning baseboards with a damp cloth

FLOOR SERVICES                                           (Perform the following as often as necessary but at least as often as indicated.)

      1.   Restroom Floors
a.	Scrub - monthly

2.	Vinyl Floors
a.	Scrub and wax - monthly

G-ii

RIDER NO. 1

OPTION TO EXTEND

1.           Tenant may, at its option, extend the Term for up to two renewal periods of 5 years each (collectively, the “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no earlier than 12 and no later than 9 months prior to the expiration of the then existing Term, provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant remains in occupancy of not less than the entire Premises, and (ii) no Event of Default exists under the Lease.  The Base Rent payable during the Renewal Period shall be the Fair Market Value Rental Rate (as defined below) for the Premises, which may be a stepped rate, provided in no event will Fair Market Value Rental Rate be less than the then prevailing Base Rent with 3% annual increases annually thereafter.  Except as provided in this Rider No. 1, all terms and conditions of the Lease shall continue to apply during the Renewal Period.  Notwithstanding the aforementioned, the first year of Base Rent payable during the Renewal Period shall not be less than $36.50 per NRSE per year and it shall increase annually by 3%.

2.           Within 30 days of the Renewal Notice, Landlord shall notify Tenant of the Base Rent for such Renewal Period (the “Rental Notice”).  Tenant may accept the terms set forth in the Rental Notice by written notice (the “Acceptance Notice”) to Landlord given within 15 days after receipt of the Rental Notice.  If Tenant timely delivers its Acceptance Notice, Tenant shall, within 15 days after receipt, execute a lease amendment confirming the Base Rent and other terms applicable during the Renewal Period.  If Tenant fails timely (i) to deliver its Acceptance Notice or (ii) to execute and return the required lease amendment, then this Option to Extend shall automatically expire and be of no further force or effect.  In addition, this Option to Extend shall terminate upon assignment of this Lease or subletting of all or any part of the Premises, except with respect to an assignment or subletting permitted pursuant to Section 12(d) of this Lease.

3.           The “FairMarket Value Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (i.e., a renewal in comparable space and in a comparable building) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction.  In calculating the Fair Market Value Rental Rate, all relevant factors will be taken into account, including the location and quality of the Building, lease term, amenities of the Project, condition of the space and any concessions and allowances commonly being offered by Landlord for comparable transactions in the Project.  The parties agree that the best evidence of the Fair Market Value Rental Rate will be the rate then charged for comparable transactions in the Office Complex.

Rider No. 1